UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The Jones Group Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1411 BROADWAY
NEW YORK, NEW YORK 10018
_________________

April 13, 2012

Dear Fellow Stockholder:

        Our 2012 Annual Meeting of Stockholders will be held on May 17, 2012 at 9:30 a.m. at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York, and we look forward to your attending, either in person or by proxy.

        The enclosed notice of meeting and proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about the business we will conduct at the meeting and provides information about our company. I encourage you to read the proxy statement carefully. Also included with the proxy statement is a copy of our Annual Report.

        Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give your voting instructions using the means described on page 1 of the proxy statement, so that you can be sure that your shares will be voted as you direct, even if you can't attend the meeting. If you would like to attend the meeting, please see the instructions on page 54.

Sincerely, Wesley R. Card Chief Executive Officer

THE JONES GROUP INC.
 1411 BROADWAY
NEW YORK, NEW YORK 10018

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2012

        NOTICE IS HEREBY GIVEN that our annual meeting of stockholders will be held on May 17, 2012 at 9:30 a.m. at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York. The purpose of the meeting is to vote on the following matters:

1.	Election of the ten nominees for director named in our proxy statement;
2.	Ratification of the selection of BDO USA, LLP as our independent registered public accountants for 2012;
3.	An advisory vote on executive compensation; and
4.	Reapproval of the material terms for performance-based awards under the 2007 Executive Annual Cash Incentive Plan.

        The close of business on March 21, 2012 has been fixed as the record date. Only stockholders of record at the close of business on that date can vote at the annual meeting.

        Please refer to page 1 of the proxy statement for information about voting procedures. If you would like to attend the meeting, please see the instructions on page 54 of the proxy statement.

By Order of the Board of Directors Wesley R. Card Chief Executive Officer

Dated: April 13, 2012

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting
to be Held on May 17, 2012

        Copies of this proxy statement, form of proxy card and our annual report to stockholders are available at the home page of our website, www.jonesgroupinc.com. For information about attending the stockholder meeting and voting in person, please see "How to Attend the Annual Meeting." The Board of Directors' recommendations regarding the matters intended to be acted on at the meeting listed in 1, 2 , 3 and 4 above can be found with the description of those matters in this proxy statement. In summary, the Board recommends a vote FOR each of the ten nominees for director, FOR ratification of the selection of BDO USA, LLP as our independent registered public accountants for 2012, FOR the advisory resolution to approve the compensation of our named executive officers and FOR reapproval of the material terms for performance-based awards under the 2007 Executive Annual Cash Incentive Plan.

_________________

DEFINITIONS

        As used in this proxy statement, unless the context requires otherwise, "the Company," "Jones," "our" and "we" means The Jones Group Inc. and consolidated subsidiaries, "NYSE" means New York Stock Exchange, "SEC" means the United States Securities and Exchange Commission, "FASB" means the Financial Accounting Standards Board" and "ASC" means the "FASB Accounting Standards CodificationTM."

PROXY STATEMENT

THE JONES GROUP INC.
1411 Broadway
New York, New York 10018

ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors is soliciting proxies to be used at our annual meeting of stockholders to be held on May 17, 2012 at 9:30 a.m. at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York. This proxy statement and the proxies solicited by this proxy statement will be sent to stockholders on or about April 13, 2012. The Annual Report to our stockholders for the year ended December 31, 2011 accompanies this proxy statement.

Who Can Vote

        At the close of business on March 21, 2012, 82,118,319 shares of our common stock were outstanding and eligible for voting at the annual meeting. Each stockholder of record has one vote for each share of common stock held on all matters to come before the meeting. Only stockholders of record at the close of business on March 21, 2012 are entitled to notice of and to vote at the annual meeting.

How You Can Vote

        If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are the holder of record of those shares, and we are sending these proxy materials directly to you. If you return your properly signed proxy before the annual meeting, we will vote your shares as you direct.

        If you are a Jones employee holding restricted shares granted to you under our 1999 Stock Incentive Plan or 2009 Long Term Incentive Plan and have an e-mail account issued by Jones, an e-mail has been sent to you with instructions for voting those shares online.

        If your shares are held in a stock brokerage account or by a bank, brokerage firm or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that event, the proxy materials have been forwarded to you by your bank, broker or other holder of record. As the beneficial owner, you have the right to direct your bank, broker or other holder of record as to how to vote your shares by following the instructions provided to you with the proxy materials.

        If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive (either in hard copy form or online) to ensure that all shares you own are voted.

        You can specify on your proxy and/or voting instruction card whether your shares should be voted for or against each of the nominees for director or whether you abstain from voting on any nominee. You can also specify whether you approve or disapprove of or abstain from voting on (i) the ratification of BDO USA, LLP to be our independent registered public accountants for 2012, (ii) the advisory vote on the compensation of our named executive officers and (iii) reapproval of the material terms for performance-based awards under the 2007 Executive Annual Cash Incentive Plan. If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Election of Nominees for Directors" below, "FOR" the ratification of BDO USA, LLP to be our independent registered public accountants for 2012, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement and "FOR" the reapproval of the material terms for performance-based awards under the 2007 Executive Annual Cash Incentive Plan.

        If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Under New York Stock Exchange ("NYSE") rules, brokers have discretionary power to vote your shares with respect to "routine" matters, but they do not have discretionary power to vote your shares on "non-routine" matters. Uninstructed brokers have discretionary voting power as to ratification of BDO USA, LLP as our independent registered public accountants (Item 2) and the reapproval of the material terms for performance-based awards under the 2007 Executive Annual Cash Incentive Plan (Item 4), which are considered routine matters. Uninstructed brokers do not have discretionary voting power as to election of the ten nominees for director (Item 1) or the advisory vote on executive compensation (Item 3), which are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to the non-routine matters if you have not provided instructions. This is called a "broker non-vote." We strongly encourage you to complete and submit your proxy or voting instruction card and exercise your right to vote as a stockholder.

        If you are the stockholder of record, you may revoke your proxy at any time prior to its use, by voting in person by ballot at the annual meeting, by executing a later-dated proxy or, if you voted electronically, by your subsequent vote online, or by submitting a written notice of revocation to the Secretary of Jones at our office at the above address or at the annual meeting. If you are a beneficial owner of the shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. If you wish to vote your shares at the annual meeting, you must obtain a valid proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot at the meeting.

Required Votes

        Pennsylvania law and our by-laws require the presence of a "quorum" for the annual meeting. A quorum is defined as the presence, either in person or represented by proxy, of the holders of a majority of the votes which could be cast in the election or on a proposal. Abstentions and broker non-votes will be counted in determining whether a quorum has been reached for the transaction of business at the annual meeting.

        Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. Each of Items 1, 2, 3 and 4 must be approved by a majority of votes cast on the item by all stockholders entitled to vote on the proposal. With respect to the election of directors, this means that a nominee will be elected to the Board of Directors if he or she receives more "FOR" votes than "AGAINST" votes. Abstentions will have no effect on the vote for directors or Items 2, 3 and 4.

Security Ownership of Certain Beneficial Owners

        The information contained herein has been obtained from our records or from information furnished directly by the individual or entity to us.

        The table below shows, as of March 21, 2012, how much of our common stock was owned by each of our directors, nominees, executive officers named in the 2011 Summary Compensation Table in this proxy statement (the "named executive officers"), each person known to us to own 5% or more of our common stock (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) and all of our current directors and executive officers, as a group.

Name	Number of Shares Owned (1)		Rights to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Shares
Wesley R. Card	261,836	(4)	-	1,026,577	1.6%
Sidney Kimmel	1,029,659	(5)	-	13,997	1.3%
Matthew H. Kamens	45,920		-	16,037	*
Gerald C. Crotty	60,920		-	16,037	*
Lowell W. Robinson	39,920		-	16,037	*
Donna F. Zarcone	33,920		-	16,037	*
Robert L. Mettler	51,120		-	16,037	*
Margaret H. Georgiadis	51,120		-	16,037	*
John D. Demsey	-		-	22,872	*
Jeffrey D. Nuechterlein	-		-	22,872	*
Ann Marie C. Wilkins	2,268		-	22,872	*
John T. McClain	102,889		-	250,228	*
Richard Dickson	37,140		-	726,459	*
Ira M. Dansky	67,556		-	179,650	*
Christopher R. Cade	18,000		-	55,718	-
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	4,993,627	(6)	-	-	6.1%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,795,429	(7)	-	-	5.8%
Dimensional Fund Advisors LP 6300 Bee Cave Road Palisades West, Building One Austin, TX 78746	4,595,001	(8)	-	-	5.6%
DePrince, Race & Zollo, Inc. 250 Park Avenue South, Suite 250 Winter Park, FL 32789	4,275,583	(9)	-	-	5.2%
LSV Asset Management 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	4,231,292	(10)	-	-	5.2%
All directors and current executive officers as a group (15 persons)	1,802,268		-	2,417,467	5.1%
___________________
*	Less than one percent.
(1)	Includes shares for which the named person has either sole or shared voting and investment power. Excludes shares of restricted stock and shares that can be acquired through the exercise of options. Also excludes "share units" (i.e., phantom stock) under our Deferred Compensation Plan for Outside Directors. Under that plan, non-management directors can elect to have the value of deferred amounts of all or a portion of their annual retainer and meeting attendance fees paid out based on an assumed investment in our Common Stock. The participants making that election do not have any right to vote or to receive Common Stock in connection with the assumed investments of the deferred amounts, and they are ultimately paid out in cash, but the assumed investments do represent an economic interest in our Common Stock. Such accounts are credited with additional share units for cash dividends paid on our Common Stock. Mr. Crotty has been credited with 19,131.326 share units under the plan as of March 21, 2012. See footnote 2 to the 2011 Director Compensation table in this proxy statement.

(2)	Shares that can be acquired through stock options exercisable through May 20, 2012.
(3)	Shares subject to a vesting schedule and other restrictions as to which the named individual has voting power.
(4)	All shares are pledged under a margin account.
(5)	1,029,659 shares are held by the Sidney Kimmel Revocable Indenture of Trust.
(6)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 13, 2012, reporting beneficial ownership as of December 31, 2011. According to the filing, AllianceBernstein L.P. is a majority-owned subsidiary of AXA Financial, Inc. and an indirect majority-owned subsidiary of AXA SA but operates under independent management and makes independent decisions from AXA SA and AXA Financial and their respective subsidiaries. AllianceBernstein has sole power to dispose or to direct the disposition of 4,993,627 shares and has sole power to vote or to direct the vote of 4,194,747 shares. Gerald C. Crotty, one of our directors, is a trustee of the AXA Premier VIP Trust, for which AXA Equitable Life Insurance Company serves as investment manager. In his role as trustee, Mr. Crotty neither directs the investment nor directs the voting of portfolio securities of the Trust.
(7)	Based solely upon information reported in Amendment No. 2 to Schedule 13G, filed with the SEC on February 9, 2012, reporting beneficial ownership as of December 31, 2011.
(8)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 14, 2012, reporting beneficial ownership as of December 31, 2011 by Dimensional Fund Advisors LP ("DFA"). According to the filing, the shares reported are owned by four investment companies, to which DFA furnishes investment advice, and by certain other commingled group trusts and separate accounts, for which DFA serves as investment manager. DFA has sole power to vote or to direct the vote of 4,476,267 shares and sole power to dispose or to direct the disposition of 4,595,001 shares. DFA disclaims beneficial ownership of all such shares.
(9)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 15, 2012, reporting beneficial ownership as of December 31, 2011.
(10)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 2, 2012, reporting beneficial ownership as of December 31, 2011.

Item 1.  Election of Nominees for Director

        Our Board of Directors currently has 11 members. Donna F. Zarcone, a director of Jones since 2007, is not standing for re-election as a director and will cease her service on the Board of Directors as of the date of the annual meeting. Each other current Board member is standing for re-election. On February 7, 2012, in accordance with our by-laws, our Board of Directors reduced the number of directors from 11 to ten, effective May 17, 2012. Our Board of Directors has nominated ten persons to be elected at the annual meeting to serve as our directors until the next annual meeting of stockholders and until their respective successors are elected. All of the nominees currently serve as our directors.

        We will vote your shares as you specify on the enclosed proxy card or by means of your voting instructions via the Internet. If you sign, date and return the proxy card or vote electronically but don't specify how you want your shares voted, we will vote them "FOR" all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

        The following information is supplied with respect to each person nominated and recommended to be elected by our Board of Directors and is based upon our records and information furnished to us by the nominees. It includes the experience, qualification, attributes or skills that caused the Nominating/Corporate Governance Committee and the Board to determine that the person should serve as one of our directors. See "Security Ownership of Certain Beneficial Owners" for information pertaining to stock ownership by the nominees.

Name	Age	Other Positions with Jones and Principal Occupation	Has served as director since
Wesley R. Card	64	Chief Executive Officer	2007
Sidney Kimmel	84	Chairman of the Board*	1975
Matthew H. Kamens	60	Attorney	2001
Gerald C. Crotty	60	President of Weichert Enterprise, LLC	2005
Lowell W. Robinson	63	Former Chief Financial Officer and Chief Operating Officer of MIVA, Inc.	2005
Robert L. Mettler	71	Retired President of Special Projects of Macy's, Inc.	2009
Margaret H. Georgiadis	48	President, Americas, Google Inc.	2009
John D. Demsey	56	Group President, The Estée Lauder Companies Inc.	July 2011
Jeffrey D. Nuechterlein	54	Managing Partner, Isis Capital LLC	July 2011
Ann Marie C. Wilkins	58	Chief Executive Officer and President, Wilkins Management, Inc.	July 2011

*Non-executive position

        Mr. Card has served as our Chief Executive Officer since July 2007. He also served as our President from July 2007 to February 8, 2010. Mr. Card was our Chief Operating Officer from March 2002 to July 2007 and also our Chief Financial Officer from March 2007 to July 2007. He had previously served as our Chief Financial Officer from 1990 to March 2006. Mr. Card was the President and Chief Financial Officer of Carolyne Roehm, Inc. from 1988 to 1990. Prior to that, he held various positions at Warnaco, Inc., Bank of Boston and PriceWaterhouse & Co.

We believe Mr. Card's qualifications to sit on our Board include his over 30 years experience in the apparel industry, his business acumen and financial knowledge, and his deep understanding of our company and its operations derived from 16 years as our Chief Financial Officer, five years as our Chief Operating Officer and almost five years as our Chief Executive Officer.

        Mr. Kimmel founded the Jones Apparel Division of W.R. Grace & Co. in 1970. Mr. Kimmel served as our executive Chairman from 1975 to December 31, 2010 and as Chief Executive Officer from 1975 to May 2002. Effective January 1, 2011, Mr. Kimmel ceased to be our executive Chairman and became our non-executive Chairman of the Board. Prior to founding Jones, Mr. Kimmel was employed by W.R. Grace & Co. and was President of Villager, Inc., a sportswear company.

We believe Mr. Kimmel's qualifications to sit on our Board include his over 50 years experience in the fashion industry and broad knowledge of our business, including as our founder, as our executive Chairman for 36 years, and as our Chief Executive Officer for 27 years.

        Mr. Kamens has been employed by Mr. Kimmel as a lawyer and personal advisor since 2001. Since April 2009, he has also been Of Counsel to the law firm of Cozen O'Connor. Previously, he practiced law with the law firm of Wolf Block, LLP, where he served as its Chairman from 1995 to 2001 and was Of Counsel from 2001 to April 2009. He has practiced law for more than 30 years.

We believe Mr. Kamens' qualifications to sit on our Board include his background and analytical skills as a lawyer and the experience he has gained as a trustee with significant responsibilities for businesses with large real estate holdings, including regional shopping centers, as well as the understanding of our business acquired over a decade of service on our Board.

        Mr. Crotty has served as President of Weichert Enterprise, LLC, a private equity investment firm, since 2001. He previously served as Chairman of Excelsior Ventures Management LLC from 1999 to 2001. From 1991 to 1998, he held various executive positions with ITT Corporation and its affiliates, including President and Chief Operating Officer of ITT Consumer Financial Corporation and Chairman, President and Chief Executive Officer of ITT Communications and Information Services. Prior to that time, he served as both Counsel, and then later as Secretary, to the Governor of New York State. Mr. Crotty serves on the Board of Trustees of AXA Premier VIP Trust, where he serves on the Compliance, Nominating and Compensation and Audit Committees. He previously served on the Board of Directors of Cinedigm Digital Cinema Corp., where he served on the Compensation Committee. Mr. Crotty also serves on the boards of several portfolio companies of Weichert Enterprise.

We believe Mr. Crotty's qualifications to sit on our Board include extensive experience in strategic planning and operational and corporate governance expertise, as well as the knowledge and perspective derived from his experience on other boards and compensation committees.

        Mr. Robinson served as the Chief Financial Officer and Chief Operating Officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in 2006 as Chief Financial Officer and Chief Administrative Officer. He had previously served as the President of LWR Advisors from 2002 to 2006 and as the Chief Financial Officer and Chief Administrative Officer at HotJobs.com from 2000 to 2002. He previously held senior financial positions at Advo, Inc., Citigroup Inc. and Kraft Foods, Inc. Mr. Robinson serves on the Board of Directors of Local.com Corporation, where he serves on the Compensation and Audit Committees. He is also a member of the Smithsonian Libraries Advisory Board. Mr. Robinson served on the Board of Advisors for the University of Wisconsin School of Business from 2006 to 2010. He previously served on the Board of Directors of International Wire Group, Inc., where he served as chairman of the Audit Committee from 2003 to 2009, and on the Board of Directors of Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc. He also serves as Chairman of the Board for two private publishing and digital media companies.

We believe Mr. Robinson's qualifications to sit on our Board include extensive executive experience in corporate finance, financial reporting, strategic planning and Internet expertise, as well as his corporate governance expertise. Our Board of Directors has determined that Mr. Robinson is an audit committee financial expert.

        Mr. Mettler was President of Special Projects of Macy's, Inc. from February 2008 until his retirement in January 2009. He previously served as Chairman and Chief Executive Officer of Macy's West, a division of Macy's, Inc., from 2002 to 2008 and as President and Chief Operating Officer of Macy's West from 2000 to 2002. Prior to joining Macy's, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising - Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson's May Company from 1987 to 1993. Mr. Mettler also serves on the Board of Directors of Stein Mart, Inc., where he serves as Chairman of the Strategic Committee, and on the Board of Directors of Quiksilver, Inc., where he serves on the Compensation Committee.

We believe Mr. Mettler's qualifications to sit on our Board include his over 48 years of experience in the retail industry, including more than 20 years in leadership positions with major department stores, his merchandising and marketing expertise, and his insights into Macy's, Inc., which has been our largest customer for many years.

        Ms. Georgiadis has served as the President, Americas of Google Inc. since October 2011. From March 2011 to September 2011, she was the Chief Operating Officer of Groupon, Inc. From October 2009 to March 2011, she was the Vice President, Global Sales Operations of Google Inc. From January 2009 until October 2009, she served as a Principal of Synetro Capital LLC, a private investment firm. From 2004 to 2008, she served as the Executive Vice President of Card Products and Chief Marketing Officer of Discover Financial Services. Prior to joining Discover, she was a Partner at McKinsey & Company, a global management consulting firm, from 1990 to 2004, where she co-led the Marketing and Retail Practices and founded the Customer Acquisition and Management and Retail Marketing Practices.

We believe Ms. Georgiadis' qualifications to sit on our Board include her extensive range of knowledge and experience derived from providing strategic planning, risk management, operational, organizational and merger and acquisition advisory services to retail and marketing businesses, as well as her management and corporate finance skills.

        Mr. Demsey has been Group President of The Estée Lauder Companies Inc. since July 2006. He had previously served as Global Brand President of Estée Lauder and M.A.C (Make-up Art Cosmetics) from 2005 to July 2006 and as President and Managing Director of M.A.C from 1998 to 2005. From 1991 to 1998, Mr. Demsey held several positions with Estée Lauder, including Senior Vice President of Sales and Education for Estée Lauder USA and Canada. Prior to joining Estée Lauder, Mr. Demsey was Vice President of Sales with the Specialty Division of Revlon, Inc. from 1988 to 1991. He previously held various positions with Benetton Group Spa, Saks Fifth Avenue Inc., Bloomingdale's Inc. and Macy's, Inc. Mr. Demsey serves as Chairman of the M.A.C AIDS Fund.

We believe Mr. Demsey's qualifications to sit on our Board include his extensive executive experience in global merchandising, marketing and branding and his experience with and knowledge concerning a number of our customers who are also customers of Estée Lauder.

        Mr. Nuechterlein founded Isis Capital LLC, a venture capital and hedge fund in Alexandria, Virginia, in 2000 and has been its Managing Partner since its formation. From 1997 until 2000, he served as Managing Director and Chief Investment Officer, Pension Fund Investments, at National Gypsum Company. Prior to joining National Gypsum Company, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative from 1995 until 1996. He had previously practiced law with Dewey Ballantine, LLP from 1992 until 1995, served as Special Assistant for Policy to the Governor of Virginia from 1990 to 1991, and served as Counsel to the U.S. Senate's Judiciary Subcommittee on Technology from 1989 until 1990. Mr. Nuechterlein serves on the Board of Trustees of Chesapeake Lodging Trust, where he is a member of the Nominating and Corporate Governance Committee. He also serves on the Boards of Trustees of The College Foundation at the University of Virginia, The Potomac School in McLean, Virginia, and the Classical American Homes Preservation Trust in New York, and is a member of the Council on Foreign Relations in New York.

We believe Mr. Nuechterlein's qualifications to sit on our Board include his extensive experience in strategic planning and corporate finance, as well as his knowledge of government and of international trade relations and regulations.

        Ms. Wilkins founded Wilkins Management, Inc., an entertainment management company in Cambridge, Massachusetts, in 1986 and has served as its Chief Executive Officer and President since its formation. In 2001, Ms. Wilkins co-founded Marsalis Music, an independent jazz record company, for which she has served as a senior adviser and director since its founding. Prior to founding Wilkins Management, Ms. Wilkins was employed as an attorney with Arnold & Porter and as an accountant with KPMG LLP. Ms. Wilkins serves as Chairman of the Board of New Orleans Habitat Musicians' Village, Inc. and also serves on the Board of Trustees of the Berklee College of Music, the Board of Overseers of The Cambridge Community Foundation and the Board of Directors of Music Education Initiative, Inc.

We believe Ms. Wilkins' qualifications to sit on our Board include her extensive experience in marketing and branding and the entertainment industry.

Corporate Governance

        We have adopted Corporate Governance Guidelines, which, in conjunction with the articles of incorporation, by-laws and Board Committee charters, form the basis for governance of Jones. We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Executive and Financial Officers. The Corporate Governance Guidelines and Codes are available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

Independence of Directors

        Our Corporate Governance Guidelines provide that a majority of the Board shall consist of independent directors. For a director to be independent, the Board must affirmatively determine that the director is independent under our Director Independence Standards.

        The Board has determined that seven of our current directors who are nominees for re-election at this meeting - Gerald C. Crotty, Lowell W. Robinson, Robert L. Mettler, Margaret H. Georgiadis, John D. Demsey, Jeffrey D. Nuechterlein and Ann Marie C. Wilkins - are independent. The Board has also determined that Donna F. Zarcone, who is currently a director but is not standing for re-election, is independent.

        The Board has determined that three of our current directors, each of whom is a nominee for re-election at this meeting - Wesley R. Card, our Chief Executive Officer, Sidney Kimmel, currently our non-executive Chairman of the Board and until January 1, 2011, our executive Chairman, and Matthew H. Kamens, who, since 2002, has had a personal services contract with Mr. Kimmel - are not independent.

        The Director Independence Standards adopted by the Board of Directors are attached to this proxy statement as Annex A and are available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

Board Leadership

        Since May 2002, we have separated the positions of the Chief Executive Officer and Chairman, and until 2011, both the Chief Executive Officer and the Chairman were executive officers. Effective on January 1, 2011, the executive officer position of Chairman was eliminated, and Mr. Kimmel ceased to be our executive Chairman and became our non-executive Chairman of the Board. Both Mr. Card, our Chief Executive Officer, and Mr. Kimmel, our Chairman of the Board, are not independent within the meaning of our Director Independence Standards.

        Since 2003, the independent directors have selected an independent director as Presiding Director. Robert L. Mettler is currently our Presiding Director. Among other responsibilities, the Presiding Director presides over executive sessions of the non-management and independent directors and establishes agendas for the meetings of the non-management and independent directors.

        Through this structure, the non-management and independent directors have exercised an active role in setting out agendas and establishing priorities and procedures for the work of the Board. Based upon this experience over nine years, the Board of Directors has determined that having an independent director serve as Presiding Director is the most appropriate leadership structure for the Board when neither the Chairman nor Chief Executive Officer is independent within the meaning of our Director Independence Standards.

Executive Sessions

        Executive sessions of the non-management directors were held five times in 2011. In addition, one session was held for independent directors. Any non-management director may request that an additional executive session be scheduled.

Board Oversight of Risk

        The Board exercises its oversight of our company's risks through regular reports to the Board from Mr. Card, in his role as Chief Executive Officer, and other members of senior management on areas of material risk, actions and strategies to mitigate those risks and the effectiveness of those actions and strategies. The Board also administers its risk oversight function through its Audit and Compensation Committees.

        The Audit Committee discusses with management our policies with respect to risk assessment and risk management, including our major financial and other risk exposures and the steps management has taken to monitor and control those risks. Members of senior management with responsibility for oversight of particular risks report to the Audit Committee periodically throughout the year. Our senior vice president of internal audit and compliance, with assistance from our outside internal audit firm, prepares annually a comprehensive risk assessment report which identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for Jones as a whole, as well as for each business unit, and identifies the controls that address and mitigate those risks. Our senior vice president of internal audit and compliance and the outside internal audit firm review that report with the Audit Committee each year. The Audit Committee reports to the full Board annually, or more frequently as required, on its review of our risk management.

        Management has assessed how our compensation policies and practices for our employees impact risk and reported on its assessment to the Compensation Committee. Representatives of our Internal Audit and Human Resources Departments, in consultation with the Compensation Committee's independent compensation consultant, performed a risk analysis of our compensation programs for all employees. Management first identified all employee compensation programs and the basic components of each program. Management then identified key risks and, for those risks, identified both structural mitigating factors and mitigating controls in our internal control processes. Based on this risk analysis, management determined those policies and practices are not reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed management's assessment and discussed it with management.

Board Structure and Committee Composition

        The Board of Directors maintains three standing committees: Audit, Compensation and Nominating/Corporate Governance. All three committees are composed entirely of independent directors. The current members of each committee are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Wesley R. Card
Sidney Kimmel
Matthew H. Kamens
Gerald C. Crotty		**	*
Lowell W. Robinson	*	*
Donna F. Zarcone	**		*
Robert L. Mettler		*	**
Margaret H. Georgiadis	*
John D. Demsey		*
Jeffrey D. Nuechterlein	*
Ann Marie C. Wilkins			*
* Member ** Chair

        Assignments to, and chairs of, the committees are recommended by the Nominating/Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. The function of each of the committees is described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

        During 2011, the Board held 11 meetings and acted three times by written consent. Each director attended at least 75% of all Board and applicable committee meetings held during the period for which he or she served as a director. In addition, in any month when there is not a regularly scheduled Board meeting, the Board holds a conference call with senior management to review financial performance issues and other items of significance that may arise between Board meetings. As set forth in our Corporate Governance Guidelines, directors are expected to attend our annual meetings of stockholders. All of the incumbent directors at the time of the last annual meeting of stockholders in May 2011 attended that meeting.

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in oversight of (1) the integrity of our financial statements, (2) our independent registered public accountants' qualifications and independence, (3) the performance of our internal audit function and the independent registered public accountants and (4) our compliance with legal and regulatory requirements. In addition, the Audit Committee renders its report for inclusion in our annual proxy statement.

        The Audit Committee is also responsible for retaining (subject to stockholder ratification), evaluating and, if it deems appropriate, terminating our independent registered public accountants.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Each of the current members of the Audit Committee meets the enhanced standards for the independence of audit committee members under SEC rules and New York Stock Exchange listing standards, and is financially literate, as required of audit committee members by the New York Stock Exchange. The Board has determined that Lowell W. Robinson and Donna F. Zarcone are audit committee financial experts. The Board had also determined that Ann N. Reese, who served on the Audit Committee until the 2011 annual meeting of stockholders (at which she did not stand for re-election), was also an audit committee financial expert.

        The Audit Committee held six meetings in 2011.

        The report of the Audit Committee is included in this proxy statement on page 17.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other executives in light of such factors as our compensation philosophy, competitive practices and such other factors as the Committee deems appropriate.

        The Compensation Committee held four meetings in 2011 and acted by written consent two times.

        The Committee has retained Compensation Advisory Partners LLP ("CAP"), an outside compensation consultant. The consultant reports directly to the Compensation Committee. For a description of the scope and nature of CAP's engagement with respect to our executive compensation program, see "Executive Compensation - Compensation Discussion and Analysis - Oversight of Our Executive Compensation Program" in this proxy statement. CAP provides advice on the structure of our director compensation program and assists the Nominating/Corporate Governance Committee in the periodic review of our director compensation in comparison to that of peer companies.

        The Compensation Committee's process includes executive sessions where the Committee meets alone, or with its consultant, tax counsel or other legal advisors, without the presence of management. The Compensation Committee Chair also regularly consults with other Committee members, management, the Committee's consultant and the Committee's other advisors. The Committee has exclusive authority to determine the compensation of our named executive officers, as well as to make equity grants to other executives who are subject to Section 16 of the Securities Exchange Act of 1934, pursuant to Rule 16a-2. The Committee also exercises authority to determine the compensation for other individuals who report directly to our Chief Executive Officer and our President.

        The Compensation Committee has the authority to designate a "CEO Committee," composed of the director serving as our Chief Executive Officer, and to delegate to the CEO Committee the authority to:

  direct the grant of awards to persons who are eligible to receive awards under our 2009 Long Term Incentive Plan in connection with either the hiring or promotion of such persons and determine the number of shares covered by such awards, the types and terms of any such options to be granted and the exercise prices of such options, and the terms and conditions of vesting and the purchase price, if any, of any such grants of restricted stock or restricted stock units.

        However, the CEO Committee does not have authority to:

  grant awards to our chief executive officer or to any other eligible individual who at the time of the award is, or is reasonably expected to become, subject to the provisions of Section 16 of the Securities Exchange Act of 1934, pursuant to Rule 16a-2, during any calendar year, grant options to purchase more than 200,000 shares in the aggregate, grant more the 75,000 shares of restricted stock in the aggregate, or grant more than 75,000 restricted stock units in the aggregate or grant to any person eligible to receive an award under our 2009 Long Term Incentive Plan awards of options to purchase more than 25,000 shares in the aggregate and/or awards of more than 10,000 shares of restricted stock in the aggregate and/or awards of more than 10,000 restricted stock units in the aggregate.

        The report of the Compensation Committee is included in this proxy statement on page 29.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during 2011 were Messrs. Crotty, Robinson, Mettler, Demsey and Mr. J. Robert Kerrey, a former director. No current member of the Compensation Committee has, and no former member had during his service on the Compensation Committee, a relationship that would constitute an interlocking relationship with our executive officers or our other directors.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals qualified to become directors and selecting, or recommending that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders, (2) advising the Board and the committees of the Board regarding their membership and procedures and (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to us and otherwise taking a leadership role in shaping our corporate governance. The Nominating/Corporate Governance Committee also recommends to the Board the compensation of directors.

        The Nominating/Corporate Governance Committee held ten meetings in 2011.

Director Nomination Process

        Pursuant to our Corporate Governance Guidelines in connection with the director selection and nomination process, the Nominating/Corporate Governance Committee reviews the composition of the Board as a whole and considers the desired experience, mix of skills and other qualities necessary to assure appropriate Board composition, taking into account the current Board members and specific needs of our company and the Board. The Nominating/Corporate Governance Committee considers the requirement set forth in the Corporate Governance Guidelines that at least a majority of the Board members be independent as required by applicable laws and regulations and also considers any specific expertise necessary for members of Board committees.

        Our Corporate Governance Guidelines contain general criteria for the nomination of director candidates, which include the following:

  the candidate's unquestioned character and integrity,
  mature judgment,
  diversity of background and experience,
  demonstrated skills in his/her area of present or past professional, business, academic or non-profit responsibility, an ability to work effectively with others,
  sufficient time to devote to our affairs and
  freedom from conflicts of interest.

        The Nominating/Corporate Governance Committee and the Board believe that candidates who satisfy those criteria will (i) advance the Board's ability to oversee and direct our officers and business and (ii) enhance the decision making ability of the Board as a whole in the best interests of our stockholders.

        The information as to each director set forth above on pages 5 to 8 includes a description of the experience, qualification, attributes or skills that were considered by the Nominating/Corporate Governance Committee and Board to determine that the individual nominee should serve as a director of our company. The Nominating/Corporate Governance Committee and the Board believe the nominees, taken together, create a Board that is strong in its collective knowledge and experience, derived from the skills and experience of its individual members in a wide variety of areas that are important to us, including corporate governance and board service, executive management, finance, accounting, marketing and retailing.

        In its consideration of the criteria providing for diversity of background and experience, the Nominating/Corporate Governance Committee looks at the entirety of the Board and the full range of diversity, including professional experience, skills, background and age, as well as personal characteristics.

        The Nominating/Corporate Governance Committee and the Board implement the consideration of diversity of background and experience through discussions at meetings of the Nominating/Corporate Governance Committee. In the Nominating/Corporate Governance Committee's annual self evaluation, one of the factors the Committee considers is how the Committee performed in assuring appropriate Board composition and diversity of background and experience.

Stockholder Nominees

        Our Nominating/Corporate Governance Committee is open to selecting as candidates for the Board of Directors individuals of merit regardless of background, whom the Committee believes have the potential to be superior directors of a public company, consistent with applicable law, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

        As provided in our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Director." Any candidate proposals by stockholders for consideration by the Nominating/Corporate Governance Committee should include the candidate's name and qualifications for Board membership and should be addressed to:

Chair
Nominating/Corporate Governance Committee
c/o Secretary
The Jones Group Inc.
1411 Broadway, 36th Floor
New York, New York 10018

        In addition, our by-laws permit stockholders to nominate directors for consideration at a stockholders' meeting. For a description of the process for nominating directors in accordance with our by-laws, see "Submission of Stockholder Proposals and Nominations" on page 53.

Identifying and Evaluating Nominees for Director

        When the Board identifies an opportunity or needs to add a new Board member with specific qualifications or to fill a vacancy on the Board, the Nominating/Corporate Governance Committee initiates a search and seeks input from Board members, senior management and others. From time to time, including in February 2011, the Board has hired an executive search firm to assist it in identifying or evaluating potential candidates for submission to the Nominating/Corporate Governance Committee for its consideration.

        When initial candidates who satisfy specific criteria and otherwise qualify for membership on the Board are identified and presented to the Nominating/Corporate Governance Committee, members of the Nominating/Corporate Governance Committee interview them. The Committee keeps the full Board informally informed of its progress, including giving the full Board an opportunity to interview the candidates. The Nominating/Corporate Governance Committee considers and approves the final candidate, and then seeks full Board endorsement of the selected candidate. Candidates recommended by stockholders and candidates recommended by other persons or entities are evaluated by the Nominating/Corporate Governance Committee in the same manner, including whether they meet the minimum criteria set forth in our Corporate Governance Guidelines.

        Except for Messrs. Demsey and Nuechterlein and Ms. Wilkins, all nominees for election at this annual meeting were previously elected by stockholders. Each of Messrs. Demsey and Nuechterlein and Ms. Wilkins, new candidates for election by stockholders, joined the Board on July 26, 2011. Their election followed a search by the Nominating/Corporate Governance Committee over several months (utilizing both the services of an executive search firm and the recommendations of existing members of the Board), during which time a number of candidates were considered.

Communications with the Board or the Presiding Director

        Interested parties may contact our Board of Directors, our non-management directors as a group, our Presiding Director or any other director by writing to the Board, our non-management directors as a group, or such director c/o Secretary, The Jones Group Inc., 1411 Broadway, 36th Floor, New York, New York 10018. The Secretary will promptly forward any communication unaltered to the Board, non-management directors as a group or such director.

Policy with Respect to Related Person Transactions

        It is our policy, set forth in writing, not to permit any transaction in which we are a party and in which executive officers or directors, their immediate family members, or 5% shareholders have or will have a direct or indirect interest unless approved in advance by the Audit Committee of the Board of Directors, other than transactions available to all employees,
  transactions involving purchases of our products at discounts made generally available to all employees or an identified group of employees, transactions involving compensation approved by the Compensation Committee of the Board of Directors, or
  charitable contributions involving less than $10,000 per annum to a charitable entity of which one of our executive officers or directors, their immediate family members, or a 5% shareholder of our company is an executive officer.

        Any issues as to the application of this policy shall be resolved by the Audit Committee of the Board of Directors. A copy of our Statement of Policy with Respect to Related Person Transactions is available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

Director Compensation and Stock Ownership Guidelines

        The following table provides information on compensation for the year ended December 31, 2011 paid to each non-management director. Directors who are employees receive no additional compensation for serving on the Board of Directors.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Sidney Kimmel	76,000	100,004	176,004
Matthew H. Kamens	76,000	100,004	176,004
Gerald C. Crotty	111,000	100,004	211,004
Lowell W. Robinson	100,000	100,004	200,004
Donna F. Zarcone	121,333	100,004	221,337
Robert L. Mettler	131,000	100,004	231,004
Margaret H. Georgiadis	86,000	100,004	186,004
John D. Demsey	39,000	150,002	189,002
Jeffrey D. Nuechterlein	43,000	150,002	193,002
Ann Marie C. Wilkins	43,000	150,002	193,002
J. Robert Kerrey (4)	73,000	100,004	173,004
Ann N. Reese (4)	96,000	100,004	196,004

(1)	Non-management directors receive a $50,000 annual retainer, $2,000 for attending a Board meeting and $2,000 for attending a committee meeting or a meeting of the non-management or independent directors. In addition, the Presiding Director receives an annual retainer of $25,000, the chair of the Audit Committee receives an annual retainer of $20,000, the chair of the Compensation Committee and the Nominating/Corporate Governance Committee receives an annual retainer of $15,000. Non-management directors are not compensated for participation in the conference calls with senior management that are held during months in which there is no regularly-scheduled Board meeting.

(2)	Each non-management director may elect to defer all or a portion of his or her annual retainer and meeting attendance fees under The Jones Group Inc. Deferred Compensation Plan for Outside Directors until the earlier of his or her termination of service on the Board or a date selected by the director under the Plan. The Plan does not provide for above-market or preferential earnings. Each director can choose to invest the funds in either of the following two types of hypothetical investments:

Share Units. This type of investment allows the director to invest his or her compensation in hypothetical shares of Jones common stock based on the market price of the common stock at the time the compensation would have been paid. Hypothetical dividends are "reinvested" in additional share units based on the market price of the common stock at the time dividends are paid on the common stock. All share units are paid out in cash.

Cash Units. Funds in this type of account are credited with interest monthly based on U.S. Treasury bill rates using the Treasury constant maturities daily "1-year" rate.

For certain years prior to 2011, Mr. Crotty had elected to have his fees deferred in the form of share units.
(3)	Each non-management director receives an annual grant of restricted common stock equal in value to $100,000, with new non-management directors receiving an initial grant equal in value to $150,000. The restricted stock awards vest in equal installments over three years. The awards are made from shares available under our 2009 Long Term Incentive Plan. (Awards prior to May 20, 2009 were granted under predecessor equity incentive plans.) The restricted stock awards have a value equal to the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation-Stock Compensation" ("ASC Topic 718"). Assumptions used in the valuation of equity-based awards are discussed in "Summary of Accounting Policies - Restricted Stock" and "Stock Options and Restricted Stock" in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)	Mr. Kerrey and Ms. Reese did not stand for re-election at the 2011 Annual Meeting of Stockholders and, accordingly, ceased their service on the Board of Directors effective as of May 19, 2011.

        The following table shows the aggregate number of outstanding restricted stock awards held by our non-management directors as of December 31, 2011.

Name	Shares of Restricted Stock
Sidney Kimmel	6,390
Matthew H. Kamens	16,054
Gerald C. Crotty	16,054
Lowell W. Robinson	16,054
Donna F. Zarcone	16,054
Robert L. Mettler	25,440
Margaret H. Georgiadis	25,440
John D. Demsey	13,135
Jeffrey D. Nuechterlein	13,135
Ann Marie C. Wilkins	13,135
J. Robert Kerrey (1)	-
Ann N. Reese (1)	-

(1)	All shares of unvested restricted stock held by Mr. Kerrey and Ms. Reese on May 19, 2011, the date on which they ceased service as directors, were forfeited and cancelled as of that date.

        Non-management directors are expected to own shares of our common stock equal in value to at least five times the then-current amount of the annual retainer. The guidelines are in place to further enhance alignment between the interests of Board members and stockholders, through meaningful stockholdings on the part of the directors. That ownership stake should be achieved within five years of their election or appointment to the Board of Directors (or, in the case of those directors serving as such at the time the requirement was adopted on October 28, 2002, by October 28, 2007). Each director may count toward that requirement the value of shares owned (including shares of restricted stock) and the value of share units credited to the director's account under The Jones Group Inc. Deferred Compensation Plan for Outside Directors. All current non-management directors meet the share ownership level under the guidelines as of the date of this proxy statement except for Messrs. Demsey and Nuechterlein and Ms. Wilkins, who were elected directors in July 2011 and therefore, under the guidelines, are not required to achieve the share ownership level until July 2016.

Audit Committee Report

        The Audit Committee assists the Board of Directors in its general oversight of the integrity of Jones' financial statements, the independent registered public accountants' qualifications and independence, the performance of our internal audit function and the independent registered public accountants' and Jones' compliance with legal and regulatory requirements. The independent registered public accountants report directly to the Audit Committee.

        Our management has primary responsibility for preparing Jones' financial statements and our financial reporting process. Our independent registered public accountants, BDO USA, LLP, are responsible for expressing an opinion on the conformity of Jones' audited financial statements with accounting principles generally accepted in the United States.

        Our management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. BDO USA, LLP's responsibility is to express an opinion on the effectiveness of our internal control over financial reporting based on their audit.

        In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Jones' management.
2.	The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants' independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Audit Committee:	Donna F. Zarcone (Chairperson) Lowell W. Robinson Margaret H. Georgiadis Jeffrey D. Nuechterlein

        The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Executive Compensation

Compensation Discussion and Analysis
        The Compensation Committee of the Board of Directors (the "Committee") establishes the compensation of our named executive officers, within a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The compensation program delivers a substantial portion of the total compensation of our named executive officers in the form of performance-contingent cash and equity awards.

Executive Summary

2011 Financial Results

        Our company's financial results in 2011, 2010 and 2009, are shown below:

Measure	2011	2010	2009
Revenues (in millions)	$3,785.3	$3,642.7	$3,327.4
Earnings (Loss) Per Share	$0.61	$0.62	($1.02)
Operating Income (Loss) (in millions)	$140.5	$144.9	($12.1)
Operating Cash Flow (in millions)	$271.7	$141.3	$349.0

        Our financial results are discussed in greater detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2011, which accompanies this proxy statement.

Overview of 2011 Executive Compensation Program

  For 2011, more than 60% of the total direct compensation (i.e., salary, annual cash incentives and equity) of our named executive officers was composed of performance-based compensation.
  Annual cash incentives are earned based on performance against two corporate financial metrics: operating income and operating cash flow, and for certain named executive officers, against individual qualitative performance goals.
  Our corporate performance with respect to operating cash flow was well above the budgeted target, and our corporate performance with respect to operating income was below the budgeted target but above the threshold goal, which resulted in the payment of annual cash incentive awards to our named executive officers ranging from 111% to 118% of target.
  Our primary long-term equity incentive program consists of performance-contingent restricted stock grants. Vesting of 50% of the shares depends on achievement of three-year cumulative operating cash flow targets. The remaining 50% is contingent on our three-year total shareholder return performance compared to a peer group of apparel, retail and footwear companies.
  50% of the shares granted in 2009 were earned for cumulative operating cash flow performance for 2009 through 2011, but since our cumulative total shareholder return performance for that period was lower than many of our peer companies, 50% of the performance-contingent shares were forfeited.
  During 2011, we increased the financial performance targets in our annual and long-term incentive programs, raising the bar to encourage improved performance. Use of more robust financial performance targets allowed us to recalibrate the performance scale so that target bonuses were earned for achieving 100% of budget in 2011. In comparison, target bonuses were earned for achieving 108% to 112% of budget in 2010, depending on the metric.

Changes for 2012

        The Committee considered the results of the 2011 stockholder advisory vote approving our executive compensation program, where we received 78% support for our program. The Committee approved changes to the design of the annual cash incentive plan, implemented in 2012, which are intended to require stronger financial performance. These include:

  Changing the weighting applicable to corporate financial performance metrics to increase the emphasis on profitability, as measured by earnings per share ("EPS") and operating income, and reducing the emphasis on operating cash flow.
  Increasing the threshold financial performance goal for operating income to be achieved for payment of the incentive cash award to 75% of budget, from 70%.
  Introducing EPS as a third corporate financial performance metric, in addition to operating income and operating cash flow.

The Committee continued its commitment to good governance practices by maintaining stock ownership guidelines for executives, which include share retention requirements, and avoiding excessive severance and change in control benefits.

Compensation Program Objectives

        The objectives of our executive compensation program are to:

  Allow us to successfully attract, retain, and motivate executives who enable us to achieve high standards of consumer satisfaction and operational excellence; and
  Hold our executives accountable and offer rewards for successful business results and produce value for our shareholders over the long term.

        Our policy for the named executive officers is to pay competitively, taking into account our objectives for annual and long-term performance. The Committee believes this helps to achieve the objective of attracting, retaining and motivating executives in the highly competitive retail and apparel / footwear / accessories industries. Because a large portion of total executive compensation is provided in the form of incentives that are contingent on performance, actual compensation of these executives will vary above and below the amount payable at target performance levels, depending on our financial results and their individual performance. In periods of strong performance, actual compensation will exceed the amount payable at target. If a downturn in performance occurs, actual compensation will fall below the target amount.

Compensation Program for Named Executive Officers

        The elements of the compensation program for our named executive officers and information about their compensation in 2011 is summarized below.

Elements	Description	2011 Executive Compensation
Base salary	Compensates our executives for their position and level of responsibility. Employment agreements define a minimum annual salary for each named executive officer.	Salary increases awarded to two named executive officers.

Elements	Description	2011 Executive Compensation

  Committee reviews annually and may adjust salaries above the minimum, depending on individual performance, impact on the business, tenure and experience, changes in job responsibilities and market practice.

Annual cash incentive
  Pays cash awards if financial and individual performance objectives are achieved.
  Target awards were established so that total target annual cash compensation levels would be in line with the peer group described below under "Market Data Used to Assess Compensation" when current base salaries are taken into account.
  Annual cash incentives were earned based on performance against two corporate financial metrics: operating income and operating cash flow, and for certain named executive officers, against individual qualitative performance goals.

  Target awards for named executive officers ranged from 50% to 100% of salary.
  Our corporate performance with respect to operating cash flow was well above the budgeted target, and our corporate performance with respect to operating income was below the budgeted target but above the threshold goal.
  Named executive officers earned bonuses ranging from 111% to 118% of target.

Performance-contingent restricted stock
  Granted to align the interests of our executives with the interests of our stockholders.
  Value of awards depends on our stock price performance and achievement of three-year total shareholder return and operating cash flow objectives.
  Retains our executives through three-year cliff vesting requirements.

  Restricted stock awards to individual named executive officers ranged from $155,000 to $2.5 million. They will vest in February 2014 if and to the extent corporate financial performance goals for the period from 2011to 2013 are achieved.
  Only 50% of shares awarded in 2009 vested in February 2012, because cumulative total shareholder return goals for the period from 2009 to 2011 were not achieved, although cumulative operating cash flow goals were achieved.

Restricted stock with time-based vesting	Used selectively. Primary purposes are for recruiting, retention and special recognition.	50,000 shares of restricted stock, which are scheduled to vest in February 2014, were awarded to Mr. Dickson as a retention device.

Elements	Description	2011 Executive Compensation
Vest over two to four-year periods.
Employee benefits	Named executive officers participate in the same benefit plans available to all full-time, salaried employees. Supplemental retirement benefits are provided to Messrs. Card and Dansky.	No changes in 2011.
Perquisites	Includes car allowances or car services for named executive officers, a housing allowance, and related tax gross-up for Mr. Card and temporary living allowance and related tax gross-up for Mr. Dickson
  Mr. Card's housing allowance was a negotiated condition to his retention that went into effect in 2002.
  Mr. Dickson received an allowance for temporary living expenses together with a tax-gross up payment to cover the taxable income attributable to the allowance.

Base Salary

        In 2011, the following salaries were in effect for the named executive officers.

Named Executive Officer	2011 Salary	2010 Salary	Increase
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Christopher R. Cade	$1,600,000 1,100,000 650,000 700,000 330,000	$1,600,000 1,000,000 650,000 700,000 315,000	$ - 100,000 - - 15,000

        In 2011, Mr. Dickson's salary was increased to $1,100,000 to recognize his rapid and highly effective assumption of the management of our brands and our marketing and merchandising activities, as well as his contribution to our success. Mr. Cade's salary was increased in 2011 by $15,000 and in 2012 by $15,000, each time to recognize the increasing complexity of his responsibilities as our Chief Accounting Officer and Controller and his tenure with our company. None of the other named executive officers received salary increases for 2011 or 2012.

Annual Cash Incentive

        The 2007 Executive Annual Cash Incentive Plan (the "Incentive Plan") was adopted and approved by our stockholders in 2007. The material terms for performance-based awards under the Incentive Plan are being submitted to stockholders at our 2012 Annual Meeting for reapproval. See "Item 4. Proposal to Reapprove the Material Terms for Performance-Based Awards under the 2007 Executive Annual Cash Incentive Plan" for a description of the Incentive Plan and the proposal. Award opportunities for our named executive officers under the Incentive Plan for 2011 are shown below.

Annual Cash Incentive Award for 2011 Performance Year
Named Executive Officer	Threshold % of Salary	Target % of Salary	Maximum % of Salary
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Christopher R. Cade	50% 45% 38% 25% 25%	100% 90% 75% 50% 50%	150% 135% 103% 69% 69%

Annual Cash Incentive Structure for 2011 Performance Year. Corporate financial performance goals were based on two metrics: operating income and operating cash flow. We use these two metrics because it is critical that our business generates positive cash flow and operates profitably. The percentage of target awards that could be paid as to each of these metrics remained unchanged from 2010 and is shown in the following table:

	Total Company		Individual Performance Goals
Named Executive Officer	Operating Income	Operating Cash Flow
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Christopher R. Cade	33% 33% 25% 25% 25%	67% 67% 50% 50% 50%	0% 0% 25% 25% 25%

        Annual cash incentives for Messrs. Card and Dickson depended solely on total company performance. For Messrs. McClain, Dansky and Cade, annual cash incentives of up to 25% of the target award could be paid to recognize individual performance against qualitative goals, after an assessment of compliance with our corporate policies and accuracy of financial projections for participants with such responsibility. The individual performance component was payable, provided that we achieved the minimum amount specified on the approved performance scales for either operating income or operating cash flow. This allowed the Committee some flexibility to pay out incentive compensation in recognition of excellent individual contributions, if financial results warranted.

        During 2011, the Committee increased the financial performance targets in our annual incentive programs substantially compared to 2010, raising the bar to encourage improved performance. The corporate operating income target increased from $217.0 million in 2010 to $309.0 million in 2011 and the corporate operating cash flow target increased from $100.8 million in 2010 to $172.1 million in 2011. Use of more robust financial performance targets allowed us to recalibrate the performance scale so that target bonuses were earned for achieving 100% of budget in 2011. By way of comparison, target bonuses were earned for achieving 108% to 112% of budget in 2010, depending on the metric.

Annual Cash Incentives Earned for 2011 Performance. In the first quarter of 2012, the Committee assessed our actual performance relative to the goals established for 2011, as shown in the following table. Based on the corporate results, Messrs. Card and Dickson earned bonuses of 118% of target. Based on corporate results and individual performance against qualitative goals, the remaining named executive officers earned bonuses ranging from 111% to 113% of target. These awards are shown as Non-Equity Incentive Plan Compensation in the 2011 Summary Compensation Table.

(All dollar amounts in millions)

Performance Metrics	2011 Performance Scale(1)				2011 Adjusted Results	% Bonus Achievement (2)
	Threshold Goal		Budgeted Goal	Maximum Goal
Operating Income	$207.9	(3)	$309.0	$336.0	$212.9	53%
Operating Cash Flow	$140.5		$172.1	$180.5	$302.8	150%
Combined Bonus Achievement						118%
Notes:
(1)	Interpolation applies for intermediate points.
(2)	The table shows bonus achievement for Mr. Card and Mr. Dickson, and reflects that their bonuses depended entirely on corporate financial results, with no individual performance component. Potential bonus achievement for other participants, including Messrs. McClain, Dansky and Cade, was slightly different, because 75% of their bonuses depended on corporate financial results and 25% depended on individual performance.
(3)	Represents 70% of the Budgeted Goal on a consolidated basis, after adjustment of the Retail division's operating income (which was slightly greater than zero) to permit the operating income of all business units to be measured against the 2011 performance scale uniformly, without distortion.

        In the table above, 2011 Adjusted Results were defined to exclude the impact of unusual, unplanned, non-recurring or extraordinary items, including costs related to restructuring and severance, unbudgeted stock compensation expense, expenses related to acquisitions, asset impairments, and other unbudgeted items. Since the 2011 Adjusted Results are not determined under generally accepted accounting principles, the amounts differ from the amounts reported in our company's financial statements.

Long-Term Incentive Awards

        Since 2003, most of the long-term incentive awards made to the named executive officers have been performance-contingent restricted stock awards. We have also granted awards of time-based restricted stock on a limited basis. No stock options were granted to the named executive officers in 2011.

        Long-term incentive awards are typically granted to the named executive officers annually at a Committee meeting in late January or early February. The meeting dates are not tied to the release of our financial results.

2011 Performance-Contingent Restricted Stock Awards. The performance-contingent restricted stock awards granted to the named executive officers during 2011 are shown in the "Grants of Plan-Based Awards in 2011" table on page 32. The dollar amounts shown for the named executive officers in the Summary Compensation Table for stock awards in 2011 relative to the prior year are calculated pursuant to valuation methods under ASC Topic 718, as required under applicable SEC regulations. Such valuation methods can and do cause significant fluctuations in year-to-year valuations of restricted stock awards.

        The vesting of performance-contingent restricted stock is subject to two performance conditions. First, if our total shareholder return (which is the stock price appreciation, assuming dividends are reinvested in our common stock when paid) for the period from 2011 through 2013 is equal to or greater than the median total shareholder return of a peer group of apparel, footwear, and department store companies, 50% of the shares will vest. This peer group of companies was developed by the Committee's independent compensation consultant in consultation with management and includes:

Apparel and Footwear Companies	Retail Companies
Bakers Footwear Group Inc.
Brown Shoe Company, Inc. [1]
Carter's, Inc. [1]
Coach, Inc. [1]
Collective Brands, Inc. [1]
Fossil, Inc. [1]
Genesco Inc. 1
Guess?, Inc. [1]
Hanesbrands, Inc. [1]
Liz Claiborne, Inc. [1]
Nike, Inc.
Oxford Industries, Inc.
PVH Corporation [1]
Ralph Lauren Corporation [1]
Rocky Brands, Inc.
Skechers USA, Inc. [1]
Steven Madden, Ltd.
V.F. Corporation [1]
The Warnaco Group, Inc. [1]
Wolverine World Wide, Inc.	ANN INC. [1]
The Bon-Ton Stores, Inc. [1]
Dillard's, Inc. [1]
J.C. Penney Corporation Inc.
Kohl's Corporation
Macy's, Inc
Nordstrom Inc
Quiksilver, Inc. [1]
Saks Incorporated [1]
Sears Holdings Corporation
The Talbots, Inc.

(1)	These companies are included in the subset of comparably-sized companies used by the Committee in 2011 to assess the total compensation of our named executive officers, as described under "Market Data Used to Assess Compensation."

        The remaining 50% of the shares will vest if cumulative operating cash flow for 2011 through 2013 is $500 million or more, an increase of $100 million compared to the prior performance period. In determining achievement of that goal, the Committee adjusts either the performance goal or actual results to exclude the impact of unusual, unplanned, non-recurring or extraordinary items, including costs related to restructuring and severance, expenses related to acquisitions, asset impairments, and other unbudgeted items. In 2011, adjusted operating cash flow was $302.8 million.

        The percentage of shares that will vest, if and to the extent each performance condition is achieved, is shown in the table below.

Total Shareholder Return		Operating Cash Flow
Performance Relative to Peers	Vesting	Performance Against Budget	Vesting
Median or Better 40th Percentile 30th Percentile Below 30th Percentile	100% 75% 50% 0%	100% or Better 90% 80% Below 80%	100% 75% 50% 0%

        Note: Interpolation applies for intermediate points.

Vesting in 2011 of 2009 Performance-Contingent Restricted Stock Awards. In 2009, Mr. Card was awarded 300,000 restricted shares, Mr. McClain was awarded 55,000 restricted shares, and Mr. Dansky was awarded 46,000 restricted shares. Vesting of up to 50% of these awards was contingent on achievement of cumulative $300 million operating cash flow targets for 2009 through 2011 and up to 50% was contingent on achievement of cumulative total shareholder return performance for the same period as compared to a specified peer group of publicly-traded companies. These shares of restricted stock were eligible to vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011, contingent on achievement of those targets.

        The percentage of shares vesting based on achievement of each performance condition is shown in the table below.

Metric	Goal for 2009 - 2011	Actual Results	Achievement	Percent of Shares Vesting
Operating Cash Flow	$300 Million	$851 Million	100% X 50% weighting =	50%
Total Shareholder Return vs. Peer Group	Equal or exceed peer group median	28th percentile vs. peer group	0% X 50% weighting =	0%
Total				50%

        Since we exceeded the operating cash flow goal, 100% of the shares contingent on operating cash flow vested. Our relative total shareholder return was at the 28th percentile compared to the peer group. As a result, none of the shares contingent on relative total shareholder return vested. The combined result was that 50% of the restricted shares granted in 2009 were earned and 50% of the restricted shares were deemed forfeited and were cancelled on February 2, 2012. See footnote 2 to the Outstanding Equity Awards at December 31, 2011 table on page 33.

2011 Restricted Stock Awards with Time-Based Vesting

        In February 2011, the Committee awarded Mr. Dickson 50,000 shares of time-based restricted stock that are scheduled to vest after three years. The Committee made these awards as a retention device and to provide additional incentive to Mr. Dickson.

Oversight of Our Executive Compensation Program

        The Committee oversees and administers our executive compensation program and establishes the compensation of our executive officers. The Committee's responsibilities are detailed in its charter, which can be found on our website at www.jonesgroupinc.com/Our Company/Corporate Governance.

        Since September 2009, the Committee has retained Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant. CAP's work for the Committee includes providing advice on how to structure cash and equity incentives, benchmarking the total compensation of our named executive officers relative to the peer group discussed below, assessing our financial performance against the peer group, and providing guidance on changing regulatory requirements and best practices. CAP reports directly to the Committee and does not provide other services to our company.

        Our Chief Executive Officer makes recommendations on our executive compensation program and the compensation of our named executive officers, other than himself. The Chief Executive Officer typically attends the meetings of the Committee. The Committee also meets in executive session alone or with its consultant and legal and tax advisors without the presence of management. Between scheduled Committee meetings, the Committee Chair also regularly consults with other Committee members, management, the Committee's consultant and the Committee's other advisors.

Market Data Used to Assess Compensation

        The Committee regularly reviews data on industry compensation levels and financial performance to assess competitive levels of compensation for our executive officers and the alignment between compensation and our financial performance. The Committee uses compensation data from the peer group as a general reference point. The Committee does not target the compensation of the named executive officers to achieve a particular percentile position compared to the peer group.

        In 2011, the Committee, with the assistance of its consultant, assessed the total compensation of our named executive officers and our financial and total shareholder return performance. The review compared us to a subset of the companies included in the peer group used to measure relative total shareholder return performance. The companies included (i) direct competitors that manufacture apparel and footwear, (ii) department stores that represent some of our largest customers, and (iii) specialty retailers of footwear and apparel, particularly specialty retailers who design and manufacture their own products. These companies were included in the peer group because their businesses are comparable to or compete directly with facets of our business and because they are of comparable revenue size to us. The median 2010 revenues of the subset of companies were $2.5 billion, compared to our 2010 revenues of $3.6 billion. The companies included in this review are footnoted on page 24.

Employee Benefits

        As a general rule, we do not provide special benefits to senior executives. The named executive officers participate in the same benefit plans, including term life, health and disability insurance, available to all full-time, salaried employees. We offer one retirement plan, a qualified 401(k) plan, to all employees, including the named executive officers.

        In connection with Mr. Card's agreement to resume the role of Chief Financial Officer in March 2007 and in recognition of his additional responsibilities, we adopted a supplemental retirement arrangement for him, which is described under "Employment and Compensation Arrangements" on page 35.

        In December 2007, upon the recommendation of Mr. Card, we adopted a supplemental retirement arrangement for Mr. Dansky. This benefit is described under "Employment and Compensation Arrangements" on page 40.

Nonqualified Deferred Compensation Plan. For 2011, managers earning a base salary of $110,000 or more, including the named executive officers, and non-management employees earning compensation of $245,000 or more, were eligible to participate in our Deferred Compensation Plan. The plan allows them to defer, on a pre-tax basis, with limited cost to us, the receipt of up to 90% of both salary and annual bonus into a savings account. We adopted the plan because it allows executives to save for retirement or other needs on a tax-advantaged basis and because similar benefits are offered by competitors. A summary of the terms of the plan is included in this proxy statement under the caption "Employment and Compensation Arrangements -- Other Compensation Arrangements." None of the named executive officers participated in the plan in 2011.

Perquisites and Other Personal Benefits. We have provided certain perquisites to the named executive officers, as summarized in footnote 4 to the 2011 Summary Compensation Table in this proxy statement. Our major perquisites are described below:

  Housing Allowance and Tax Gross-Up Payments: We rent an apartment in New York City for Mr. Card's use because his primary residence is not within commuting distance from our New York headquarters. We pay a tax gross-up to cover the taxable income attributable to Mr. Card's apartment. This allows him to actually receive the full benefit that we intended to deliver. The allowance and tax gross-up were negotiated conditions to his retention that went into effect in 2002.
  Temporary Living Allowance and Tax Gross-Up Payments: Mr. Dickson's primary residence is in California. We provided an allowance for temporary living expenses incurred by Mr. Dickson in New York City, together with a tax-gross up payment to cover the taxable income attributable to the allowance.
  Cars and Allowances: We provided car services to Mr. Card in New York City. All of the remaining named executive officers had a car allowance as a stipend that supplements salary as set forth in footnote 4 to the 2011 Summary Compensation Table.

Employment Agreements

        Each of the named executive officers who is currently employed by us has an employment agreement with us. The agreements define the executive's position, stipulate a minimum base salary and provide certain benefits, including under various termination scenarios. The agreements contain covenants that limit the executive's ability to compete or solicit our employees or customers for defined periods. The covenants also require the executive to keep information confidential. The provisions of the agreements are described in greater detail in this proxy statement under the heading "Employment and Compensation Arrangements."

        On balance, we believe that employment agreements benefit stockholders, because they allow us to compete for executive talent more effectively. Contracts are standard practice in our industry, and we need to be well-positioned to hire new talent and retain our talent over time. We believe that the provisions of our contracts are standard compared to industry norms, including the termination provisions. We also believe that the restrictive covenants are beneficial to us.

Change in Control. The employment agreements with the named executive officers contain provisions that provide for severance in the event of termination in connection with a change in control (a "double trigger" provision) and for the accelerated vesting of stock options and restricted stock at any change in control.

        The elements of the change in control benefits, including the severance multiples, are generally consistent with normal market practice. More lucrative benefits, such as severance benefits upon a single trigger, walk-away rights, and excise tax gross-ups, are not provided.

        We believe these benefits help to attract and retain executive talent. Further, in the event of a change in control, these benefits preserve the neutrality of our executives throughout the transaction, enhance the value of the entity to the buyer by keeping the executive team in place, and help focus our executives on the business and stockholder interests, rather than on their individual positions and financial security.

Stock Ownership Guidelines for Executives

        In December 2004, the Committee adopted Stock Ownership Guidelines for Executives (the "Guidelines") to ensure that the named executive officers have an ongoing ownership stake in our stock, linking their interests to those of the stockholders and enhancing their commitment to our future. The Guidelines stipulate that the officers beneficially own shares of common stock equal to a multiple of their annual salary. The guidelines are three times base salary for the Chief Executive Officer and one time base salary for all other named executive officers.

        Executives have five years (i.e., until December 2009 for named executive officers serving as such in December 2004 or five years from first becoming a named executive officer, as applicable) to meet the Guidelines. At December 31, 2011, Messrs. Card and Dansky met their applicable stock ownership levels under the Guidelines. Messrs. Dickson, McClain and Cade have until 2016, 2013 and 2017, respectively, to comply but as of December 31, 2011, each also met his applicable stock ownership levels under the Guidelines.

        Included in the definition of share ownership are unvested shares of restricted stock and any shares owned outright, including shares acquired upon stock option exercise. Unexercised stock options do not count toward meeting the Guidelines.

        In addition, our policy states that shares acquired by a named executive officer from exercising stock options granted after the effective date of adoption of the Guidelines (net of shares sold to satisfy tax obligations arising from the exercise) must be retained for at least 12 months.

Material Tax and Accounting Implications

        Section 162(m) of the Internal Revenue Code has a $1 million annual tax deduction limit on compensation we pay to the chief executive officer and certain other named executive officers, other than the chief financial officer. This limit does not apply to "performance-based" compensation, as defined by the Internal Revenue Code and related regulations. Where practical, the Committee designs programs so that compensation paid to our named executive officers is fully deductible. The Committee believes, however, that stockholders' interests may be best served by offering compensation that is not fully deductible, where appropriate to attract, retain, and motivate talented officers. Bonuses awarded under the Incentive Plan are designed to meet the criteria for tax deductibility. We are asking stockholders to reapprove the material terms for performance-based awards under the Incentive Plan to preserve the eligibility for tax deductibility of awards under that plan. See "Item 4 - Proposal to Reapprove the Material Terms for Performance-Based Awards under the 2007 Executive Annual Cash Incentive Plan." Gains realized by the executives from the vesting of performance-contingent restricted stock and the exercise of stock options are expected to be tax deductible. Value realized from the vesting of time-based restricted stock may not be tax deductible.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the Company's Compensation Discussion and Analysis ("CD&A") required by Item 402(b) of Regulation S-K with management.
2.	Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission.

The Compensation Committee:	Gerald C. Crotty (Chairman) Lowell W. Robinson Robert L. Mettler John D. Demsey

        The foregoing report of the Compensation Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

2011 Summary Compensation Table

        The following summary compensation table shows the compensation received for services in all capacities for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(1)(2)		Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)
Wesley R. Card (5) Chief Executive Officer	2011 2010 2009	1,600,000 1,600,000 1,600,000	- - -		2,499,612 5,199,990 1,304,000	- - -	1,887,566 2,400,000 2,400,000	(6)	- - -	217,650 230,400 224,723	6,204,828 9,430,390 5,528,723	(6)
John T. McClain Chief Financial Officer	2011 2010 2009	650,000 650,000 550,000	- - -		609,282 974,988 250,500	- - -	542,280 645,938 567,188		- - -	22,716 22,623 22,300	1,824,278 2,293,549 1,389,988
Richard Dickson President and Chief Executive Officer - Branded Businesses	2011 2010	1,099,452 908,333	- 455,000	(7)	2,177,136 3,258,997	-	1,167,931 1,350,000		- -	239,834 347,407	4,684,353 6,319,737
Ira M. Dansky Executive Vice President, General Counsel and Secretary	2011 2010 2009	700,000 700,000 700,000	- - -		437,431 1,099,993 220,440	- - -	396,330 481,250 481,250		- - -	24,192 23,581 22,300	1,557,953 2,304,824 1,423,990
Christopher R. Cade Executive Vice President, Chief Accounting Officer and Controller	2011	329,918	-		154,665	-	186,841		-	22,300	693,724
(1)	Compensation deferred at the election of the named executive officer is included in the year in which it would otherwise have been reported had it not been deferred.
(2)	Annual bonus and non-equity incentive plan compensation amounts are reported for the year earned and accrued regardless of the timing of the actual payment. See "Compensation Discussion and Analysis - Annual Cash Incentive - Annual Cash Incentives Earned for 2011 Performance" in this proxy statement.
(3)	Reflects the aggregate grant date fair value calculated in accordance with ASC Topic 718. Amounts include both time-based restricted stock awards and restricted stock awards subject to performance conditions. For additional information concerning the restricted stock awards made to our named executive officers in 2011, see "Grants of Plan-Based Awards in 2011" in this proxy statement. The values for restricted stock awards subject to performance conditions are computed based on 100% achievement of each performance condition. The values for restricted stock awards subject to market conditions are computed based on the results of a simulation that assesses the probability of vesting. Assumptions used in the valuation of equity-based awards are discussed in "Summary of Accounting Policies - Restricted Stock" and "Stock Options and Restricted Stock" in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(4)	The table below provides our incremental cost of the components of All Other Compensation for each of the named executive officers during 2011. We provided a car allowance to Mr. Card, car services for Mr. Card in New York City and rented an apartment in New York City that was used by Mr. Card. We also provided Mr. Card with a tax gross-up payment to cover the taxable income attributable to the apartment. We provided a car allowance to Mr. McClain, Mr. Dickson, Mr. Dansky and Mr. Cade. We provided an allowance for temporary living expenses incurred by Mr. Dickson in New York City, together with a tax gross-up payment to cover the taxable income attributable to the allowance. We also provided the named executive officers with certain group life, health, disability and other non-cash benefits generally available to all full-time salaried employees, which are not included in this table, as permitted by SEC rules.
Name	Housing Allowance	Car Allowance	Car Services	Temporary Living Expenses Allowance		Tax Gross-up		401(k) Plan Contri- butions (a)	Company Product Discounts (b)	Total All Other Compen- sation
Wesley R. Card	86,436	22,915	10,422	-		88,077		9,800	-	217,650
John T. McClain	-	12,500	-	-		-		9,800	416	22,716
Richard Dickson	-	18,000	-	105,000	(c)	106,993	(c)	9,800	41	239,834
Ira M. Dansky	-	12,500	-	-		-		9,800	1,892	24,192
Christopher R. Cade	-	12,500	-	-		-		9,800	-	22,300
	(a)	Represents our contributions on behalf of the named individuals to The Jones Group Inc. Retirement Plan, which is our 401(k) defined contribution plan.
	(b)	Represents discounts on purchases of Robert Rodriguez apparel products. Under our Robert Rodriguez discount program, senior executives are permitted to purchase products at 20% off the wholesale price. Does not include discounts on purchases of any other products of our company under discount programs that are generally available to all of our employees.
	(c)	Represents amounts actually paid to Mr. Dickson in 2011. Additional monthly allowance payments in the aggregate amount of $15,000, together with a tax gross-up payment in the aggregate amount of $15,193 to cover the taxable income attributable to that amount, were scheduled to be paid to him in 2011 but, as a result of an inadvertent error, were not paid to him until 2012.
(5)	Mr. Card is currently our Chief Executive Officer. He served as our President and Chief Executive Officer from July 12, 2007 until February 8, 2010.
(6)	Although Mr. Card earned a $2,400,000 annual cash incentive award for 2010, based on 2010 corporate performance targets, he voluntarily elected not to accept receipt of $400,000 of that cash award to recognize operational issues that occurred in the second half of 2010.
(7)	Mr. Dickson was named our President and Chief Executive Officer - Branded Businesses on February 8, 2010. He received a sign-on bonus of $455,000 on that date.

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Wesley R. Card	02/03/11	800,000	1,600,000	2,400,000	158,604	317,209	317,209	-		-	-	2,499,612
John T. McClain	02/03/11	182,813	487,500	670,313	38,660	77,320	77,320	-		-	-	609,282
Richard Dickson	02/03/11 02/03/11	495,000 -	990,000 -	1,485,000 -	98,136 -	196,273 -	196,273 -	- 50,000	(5)	- -	- -	1,546,636 630,500
Ira M. Dansky	02/03/11	131,250	350,000	481,250	27,755	55,511	55,511	-		-	-	437,431
Christopher R. Cade	02/03/11	61,875	165,000	226,875	9,813	19,627	19,627	-		-	-	154,665
(1)
Our named executive officers participate in the 2007 Executive Annual Cash Incentive Plan (the "Incentive Plan"). Under its provisions, annual incentive awards payable in cash for a particular fiscal year may be granted to executive officers who are deemed likely to be "covered employees" as defined in the Incentive Plan and other key employees designated by the Compensation Committee and, in each case, who are approved by the Compensation Committee for participation. The performance factors applicable to awards under the Incentive Plan are determined by the Compensation Committee and communicated to each participant by the end of the first quarter of each performance period. Individual awards for any performance period may not exceed $3.0 million. The Incentive Plan is discussed in greater detail in this proxy statement under the heading "Item 4 - Proposal to Reapprove the Material Terms for Performance-Based Awards under the 2007 Executive Annual Cash Incentive Plan." As discussed under "Compensation Discussion and Analysis - Annual Cash Incentive," in the first quarter of 2011, the Compensation Committee established financial performance goals for 2011 cash awards to Mr. Card, Mr. Dickson, Mr. McClain, Mr. Dansky and Mr. Cade under the Incentive Plan. For participants with corporate responsibility, including Mr. Card, Mr. Dickson, Mr. McClain, Mr. Dansky and Mr. Cade, the goals were based on 2011 operating income and on 2011 operating cash flow. In addition, for Mr. McClain, Mr. Dansky and Mr. Cade, the metrics included performance against individual qualitative goals. See "Compensation Discussion and Analysis - Annual Cash Incentive - Annual Cash Incentive Structure for 2011 Performance Year." Our performance relative to those goals was assessed in the first quarter of 2012, and the resulting cash awards paid to the named executive officers are included in the 2011 Summary Compensation Table under "Non-Equity Incentive Plan Compensation."
(2)	Represents grants of shares of restricted common stock under our 2009 Long Term Incentive Plan. During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are paid on shares of restricted stock at the same rate and at the same time as dividends are paid to all holders of common stock, except that dividends with respect to performance-based awards are accumulated but not paid out to the grantee unless and until the performance award vests. During 2011, the quarterly dividend rate was $0.05 per share.
(3)	The restricted stock granted is subject to Jones' financial performance and time-based vesting conditions. 50% of the shares are eligible to vest if we achieve a cumulative operating cash flow target for the period January 1, 2011 through December 31, 2013. For achievement of between 80% and 100% of the target amount, a proportionate number of shares (between 50% and 100%) will be eligible to vest. The remaining 50% are eligible to vest if we achieve a certain cumulative total shareholder return for the period January 1, 2011 through December 31, 2013 as compared to a specified peer group of publicly-traded companies. If our total shareholder return for this period is in the 50th or more percentile rank, 100% of the shares will vest; if the total shareholder return is in the 40th to 49th percentile rank, 75% of these shares will vest; and if the total shareholder return is between the 30th and 39th percentile rank, 50% of these shares will vest.

Interpolation applies for intermediate points. If the financial targets are achieved, the shares eligible for vesting would vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013.
(4)	Calculated in accordance with ASC Topic 718.
(5)	These shares vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013.

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Wesley R. Card	-	-	-	-	-	75,000	(3)	791,250	884,588	(4)	9,332,403
John T. McClain	-	-	-	-	-	-		-	197,493	(5)	2,083,551
Richard Dickson	-	-	-	-	-	116,666	(6)	1,230,826	319,645	(7)	3,372,255
Ira M. Dansky	-	-	-	-	-	25,000	(8)	263,750	148,302	(9)	1,564,586
Christopher R. Cade	-	- -	- -	-	-	15,000	(10)	158,250	19,627	(11)	207,065
(1)	Calculated by multiplying the number of shares by the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).
(2)	Amounts for Mr. Card, Mr. McClain and Mr. Dansky include the 50% of their February 10, 2009 restricted stock awards (150,000 shares, 27,500 shares and 23,000 shares, respectively) that did not vest, as the Compensation Committee determined that corporate performance targets applicable to that portion of the awards were not achieved. Those shares were deemed forfeited and were cancelled on February 2, 2012.
(3)	These shares vested on February 10, 2012.
(4)	150,000 of these shares vested on February 10, 2012. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: up to 133,689 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; up to 133,690 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012; up to 158,605 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a minimum cumulative operating cash flow target for the years 2011 through 2013; and up to 158,604 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a relative total shareholder return target for the years 2011 through 2013 (see footnote 3 to the "Grants of Plan-Based Awards in 2011" table).
(5)	27,500 of these shares vested on February 10, 2012. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: up to 32,586 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; up to 32,587 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012; up to 38,660 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a minimum cumulative operating cash flow target for the years 2011 through 2013; and up to 38,660 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a relative total shareholder return target for the years 2011 through 2013 (see footnote 3 to the "Grants of Plan-Based Awards in 2011" table).
(6)	33,333 of these shares vested on February 10, 2012. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: 33,333 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 and 50,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013.
(7)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: up to 61,686 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; up to 61,686 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012; up to 98,137 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a minimum cumulative operating cash flow target for the years 2011 through 2013; and up to 98,136 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a relative total shareholder return target for the years 2011 through 2013 (see footnote 3 to the "Grants of Plan-Based Awards in 2011" table).
(8)	These shares vested on February 10, 2012.
(9)	23,000 of these shares vested on February 10, 2012. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: up to 23,395 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; up to 23,396 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012; up to 27,756 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a minimum cumulative operating cash flow target for the years 2011 through 2013; and up to 27,755 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a relative total shareholder return target for the years 2011 through 2013 (see footnote 3 to the "Grants of Plan-Based Awards in 2011" table).

(10)	7,500 of these shares vested on February 10, 2012. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining 7,500 shares will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013.
(11)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: up to 9,814 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a minimum cumulative operating cash flow target for the years 2011 through 2013; and up to 9,813 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2013 based on achievement of a relative total shareholder return target for the years 2011 through 2013 (see footnote 3 to the "Grants of Plan-Based Awards in 2011" table).

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Wesley R. Card	-	-	276,241	3,676,768
John T. McClain	-	-	60,389	803,778
Richard Dickson	-	-	33,334	443,676
Ira M. Dansky	-	-	54,269	722,320
Christopher R. Cade	-	-	25,000	332,750
(1)	Calculated based on the price of our common stock on the New York Stock Exchange on the vesting date.

Employment and Compensation Arrangements

        Effective July 1, 2000, we entered into employment agreements with each of Wesley R. Card and Ira M. Dansky. Each agreement had an initial term of three years. Each agreement provides for automatic 12-month extensions unless either party gives notice no later than June 30 of the year preceding the final year of the applicable term that the agreement will not be extended. If the agreement is so extended, the extended term begins on July 1 of the applicable year and ends 36 months later. The current term of our agreements with Mr. Card and Mr. Dansky expires on June 30, 2014.

        Effective July 16, 2007, we entered into an employment agreement with Mr. McClain. The current term of Mr. McClain's agreement expires on June 30, 2013.

        On December 5, 2007, we entered into an employment agreement with Mr. Cade. The current term of Mr. Cade's agreement expires on December 31, 2013.

        On January 31, 2010, we entered into an employment agreement with Mr. Dickson, effective as of February 8, 2010. The current term of Mr. Dickson's agreement expires on December 31, 2014.

        Our employment agreements with Mr. Card, Mr. Dansky, Mr. McClain, Mr. Cade and Mr. Dickson were amended on various dates. Their employment agreements, as amended to date, are summarized below.

        Wesley R. Card. Mr. Card's agreement provides that he will serve as our Chief Executive Officer. His annual salary will not be less than $1,600,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 150% of Mr. Card's salary. The exercise price of the options will be the fair market value of the common stock on the date of grant. Options or restricted stock will vest ratably over three-year periods, with such other vesting provisions as the Compensation Committee may determine, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Card's employment for "cause" or if he resigns without "good reason," Mr. Card will receive only his unpaid salary through the date of termination or resignation. If Mr. Card's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Card's employment without "cause" (as defined) or Mr. Card resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for that calendar year are satisfied, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Card's employment without "cause" or Mr. Card resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        Mr. Card's agreement provides that if (1) he remains employed by us through December 31, 2009 and his employment terminates thereafter for any reason, or (2) on or after January 1, 2008, he provides to our Board of Directors at least six months' written notice of his retirement and the Board consents to his retirement, which consent shall not be unreasonably withheld or delayed, then we will (i) pay him (or his estate, as applicable) an annual retirement benefit of $500,000, payable in monthly installments, for a period of five years following the date of termination and (ii) provide continued medical and dental coverage for Mr. Card and his spouse for their respective lives, provided that our annual cost of providing that coverage does not exceed $7,500 (which amount increases annually by 10% beginning in 2008). The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Card may be entitled under other provisions of the employment agreement.

        The agreement provides for vesting of all previously unvested options held by Mr. Card upon (i) termination of Mr. Card's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Card for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Card's estate or representative for a three-year period after the date of death. The agreement also provides for lapse of all restrictions on shares of restricted stock held by Mr. Card upon (i) termination of Mr. Card's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Card for "good reason" or (iv) if we terminate his employment without "cause"; provided, however, that in the event of termination of Mr. Card's employment due to "retirement," termination by Mr. Card for

"good reason" or if we terminate his employment without "cause," restrictions on shares of performance-contingent restricted stock held by him which were granted on or after January 1, 2010 lapse solely based on the extent to which the performance goals for the applicable performance period are satisfied.

        Mr. Card's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. Card is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period, the non-solicitation period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business. If Mr. Card breaches any of the restrictions and covenants described above following termination of employment, Jones' severance payments to him will immediately cease.

        John T. McClain. Mr. McClain's agreement provides that he will serve as our Chief Financial Officer. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. His agreement also provides for annual grants, at the discretion of the Compensation Committee of the Board of Directors, of restricted stock and/or stock options, in such amounts and subject to such terms and conditions as determined by the Compensation Committee.

        If we terminate Mr. McClain's employment for "cause" (as defined) or if he resigns without "good reason" (as defined), Mr. McClain will receive only his unpaid salary through the date of termination or resignation. If Mr. McClain's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) his target bonus (based on 75% of his annual salary at the time of termination), prorated through the date of termination. If we terminate Mr. McClain's employment without "cause" or Mr. McClain resigns for "good reason" and no "change in control" (as defined) has occurred, he will receive (i) any unpaid salary through the date of termination, (ii) the target bonus at the time of termination, prorated through the date of termination, (iii) for each month during the remainder of the term of the agreement, his monthly salary at the time of termination plus 1/12 of the target bonus, (iv) continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement and (v) reimbursement for up to $10,000 of executive outplacement services. In no event, including at the expiration of the agreement, shall he receive less than six months of such salary or benefits.

        If we terminate Mr. McClain's employment without "cause" or Mr. McClain resigns for "good reason" following a "change in control," he will receive (i) any unpaid salary through the date of termination, (ii) the target bonus, prorated through the date of termination, (iii) a lump sum equal to three times 200% of Mr. McClain's annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and restricted stock upon (i) termination of Mr. McClain's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) resignation by Mr. McClain for "good reason" or (iv) termination by us without "cause." In the case of "retirement," "disability" or "change in control," the accelerated options are exercisable during the remaining original option term (or, if shorter, for three years following death).

        Mr. McClain's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. McClain is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Richard Dickson. Mr. Dickson's agreement provides that he will serve as our President and Chief Executive Officer - Branded Businesses, with responsibility for our apparel, footwear and accessories branded businesses. His annual salary will not be less than $1,100,000, and he is entitled to receive an annual car allowance of $18,000, payment of certain temporary housing and relocation expenses, annual cash bonuses in accordance with the Executive Annual Incentive Plan and annual awards of restricted stock under the 2009 Long-Term Incentive Plan. The agreement also provides for payment to Mr. Dickson of a sign-on bonus in February 2010 of $455,000, net of any bonus received from his prior employer for 2009, and, to replace certain equity compensation forfeited by Mr. Dickson due to his resignation from his prior employment, a time-based grant of 100,000 shares of restricted stock which vests in equal thirds on the second day following the announcement of our earnings for each of 2010, 2011 and 2012, provided that Mr. Dickson is employed by us on December 31 of the corresponding year or has resigned for "good reason" or been terminated without "cause."

        If we terminate Mr. Dickson's employment for "cause" or if he resigns without "good reason," Mr. Dickson will receive only his unpaid salary through the date of termination or resignation. If Mr. Dickson's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination), prorated through the date of termination. If we terminate Mr. Dickson's employment without "cause" (as defined) or Mr. Dickson resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for that calendar year are satisfied, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. In no event, including at the expiration of the agreement, shall he receive less than 12 months of such salary or benefits.

        If we terminate Mr. Dickson's employment without "cause" or Mr. Dickson resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement provides for vesting of all previously unvested options and restricted stock held by Mr. Dickson upon (i) termination of Mr. Dickson's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dickson for "good reason" or (iv) if we terminate his employment without "cause," except that in the case of "retirement," termination without "cause" (other than following a "change in control") or termination for "good reason" (other than following a "change in control"), restricted stock awards that are intended to satisfy the requirements for "qualified performance-based compensation" (within the meaning of Treasury Regulation Section 1.162-27(e)) will vest only to the extent to which the performance goals for the applicable performance period are satisfied. In the case of retirement, disability or "change in control," any accelerated options are exercisable during the remaining original option term (or, if shorter, for three years following death).

        Mr. Dickson's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Dickson is also prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Ira M. Dansky. Mr. Dansky's agreement provides that he will serve as our Executive Vice President, General Counsel and Secretary. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 80% of Mr. Dansky's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Dansky's employment for "cause" or if he resigns without "good reason," Mr. Dansky will receive only his unpaid salary through the date of termination or resignation. If Mr. Dansky's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 75% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Dansky's employment without "cause" (as defined) or Mr. Dansky resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for that calendar year are satisfied, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Dansky's employment without "cause" or Mr. Dansky resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        Mr. Dansky's agreement provides that if (1) he remains employed by us through June 30, 2010 and his employment terminates thereafter for any reason, (2) prior to June 30, 2010, his employment terminates due to death or disability or is terminated by us without "cause" or by him for "good reason," or (3) on or after June 30, 2009, he provides to our Board of Directors at least six months' written notice of his retirement and the Board consents to his retirement, which consent shall not be unreasonably withheld or delayed, then we will (i) pay him (or his estate, as applicable) an annual retirement benefit of $200,000, payable in monthly installments, for a period of five years following the date of termination and (ii) provide continued medical and dental coverage for Mr. Dansky and his spouse for their respective lives, provided that our annual cost of providing that coverage does not exceed $7,500 (which amount increases annually by 10% beginning in 2008). The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Dansky may be entitled under other provisions of the employment agreement.

        The agreement provides for vesting of all previously unvested options held by Mr. Dansky upon (i) termination of Mr. Dansky's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dansky for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Dansky's estate or representative for a three-year period after the date of death. The agreement also provides for lapse of all restrictions on shares of restricted stock held by Mr. Dansky upon (i) termination of Mr. Dansky's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dansky for "good reason" or (iv) if we terminate his employment without "cause"; provided, however, that in the event of termination of Mr. Dansky's employment due to "retirement," termination by Mr. Dansky for "good reason" or if we terminate his employment without "cause," restrictions on shares of performance-contingent restricted stock held by him which were granted on or after January 1, 2010 lapse solely based on the extent to which the performance goals for the applicable performance period are satisfied.

        Mr. Dansky's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Dansky is also prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Christopher R. Cade. Mr. Cade's agreement provides that he will serve as our Executive Vice President, Chief Accounting Officer and Controller. His annual salary will be not less than $300,000, and he is entitled to receive an annual car allowance of $12,500 and annual bonuses of up to 50% of his annual salary in accordance with the 2007 Executive Annual Cash Incentive Plan. In connection with Mr. Cade's entering into the agreement in December 2007, his agreement also provides for payment to Mr. Cade of a sign-on bonus of $120,000 and a time-based grant of 15,000 shares of restricted stock, which vested on February 11, 2011.

        If we terminate Mr. Cade's employment for "cause" (as defined) or if he resigns without "good reason" (as defined), Mr. Cade will receive only his unpaid salary through the date of termination or resignation. If Mr. Cade's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, an additional six months of salary and his target bonus (as established by the Board of Directors under the 2007 Executive Annual Cash Incentive Plan for the calendar year in which Mr. Cade dies or becomes disabled), prorated through the date of termination. If we terminate Mr. Cade's employment without "cause" or Mr. Cade resigns for "good reason" and no "change in control" (as defined) has occurred, he will receive (i) the salary payable to him through the balance of the term of the agreement or for a period of 12 months, whichever is longer, and (ii) continued participation in our medical and dental insurance plans for the remainder of the term of the agreement.

        If we terminate Mr. Cade's employment without "cause" or Mr. Cade resigns for "good reason" following a "change in control," he will receive a lump sum equal to two and one-half times his annual salary at the time of termination.

        The agreement also provides for vesting of all previously unvested options and restricted stock upon a "change in control," and the vesting of one-half of all previously unvested options and restricted stock upon a resignation by Mr. Cade for "good reason" or termination by us without "cause." The accelerated options are exercisable during the remaining original option term.

        Mr. Cade's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. Cade is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Other Compensation Arrangements. We have provided certain perquisites to the named executive officers, as summarized in footnote 4 to the 2011 Summary Compensation Table. In addition, each of those executives is eligible to receive all perquisites that are made available to our senior executives, which include participation in The Jones Group Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows a select group of management or highly compensated employees to defer, on a pre-tax basis, receipt of up to 90% of salary and up to 90% of annual bonus, in an account which is credited with a rate of return based on hypothetical investment options selected by the participant from an extensive menu under the plan. Amounts deferred under the plan are not subject to income tax until actually paid to the participant. For 2011, managers earning a base salary of $110,000 or more, including the named executive officers, and non-management employees earning compensation of $245,000 or more, were eligible to participate in the plan. None of the named executive officers participated in the plan for the years shown in the 2011 Summary Compensation Table. We also provide other benefits, such as medical, dental and life insurance, to the named executive officers who are currently employed by us on the same terms and conditions as those provided generally to our other full-time, salaried employees.

Potential Payments and Benefits Upon Termination of Employment

        This section outlines estimated payments and other benefits that would have been received by each named executive officer employed by us as of December 31, 2011 (the last business day of 2011), or his estate, under existing agreements, plans and arrangements, if the named executive officer's employment had terminated on December 31, 2011 under the following circumstances:

  voluntary termination by the named executive officer,
  termination by us for cause,
  termination by us without cause or by the named executive officer with good reason, termination by us without cause or by the named executive officer with good reason following a change in control, termination at normal retirement,
  termination as a result of disability or
  termination as a result of death.

        The terms "cause," "good reason" and "change in control" have complex definitions under our employment agreements and compensation and benefit plans. A termination of employment for "cause" generally requires misconduct by the executive. In general, an executive's resignation is for "good reason" if it results either from the material breach of our contractual obligations to the executive, including failure to timely pay the executive's compensation, or from the executive having: (i) his or her base salary reduced (or, in the case of our principal accounting officer and executives with business unit responsibility, materially reduced); (ii) his or her title, status, responsibilities or authority reduced (or, in the case of certain executives, his or her authority, duties or responsibilities materially reduced); (iii) his or her office moved by more than 30 miles (or, in the case of our principal accounting officer and executives with business unit responsibility, by more than 50 miles); or (iv) his or her participation in a benefit or compensation plan of our company discontinued without the opportunity to participate in a comparable substitute plan or arrangement, unless he or she is treated in the same manner as other similarly situated participants in the discontinued plan. In general, a "change in control" occurs if: (i) a person or company acquires 20% or more of our outstanding common stock; (ii) a majority of our directors is replaced during any two-year period; or (iii) Jones is not the surviving company after any merger or similar transaction with another company.

        Employment Agreements. The named executive officers have employment agreements with us, as described under the heading "Employment and Compensation Arrangements" in this proxy statement. They had the following number of months remaining as of December 31, 2011 in the then-current terms of their employment agreements: 30 months for Mr. Card, 18 months for Mr. McClain, 24 months for Mr. Dickson, 30 months for Mr. Dansky and 24 months for Mr. Cade.

        The employment agreements with Mr. Card, Mr. McClain, Mr. Dickson and Mr. Dansky provide that the severance payments shown on the following tables would immediately cease if the executive were to breach his obligations under the ownership of intellectual property, confidentiality, non-competition, non-solicitation or non-disparagement covenants described under the heading "Employment and Compensation Arrangements" in this proxy statement.

        We do not make excise tax gross-up payments in connection with severance payments to the named executive officers. Our employment agreements with each of them provide that if total payments under the terms of the agreement are or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the total payments will be reduced (but not below zero) to the extent that a reduction would result in the executive retaining a larger amount on an after-tax basis. We would effect the reduction by first reducing or eliminating the portion of total payments which are not payable in cash and then by reducing or eliminating cash payments.

        Company Plans and Policies. The following tables and discussion do not include payments and benefits generally available to all of our full-time, salaried employees upon termination of employment, including distribution of account balances under the terms and conditions of The Jones Group Inc. Retirement Plan (401(k) Plan) for participating employees, payment for accrued but unused vacation, continuation of medical and dental benefits through the last day of the month in which termination occurs, and payment of benefits upon death or disability.

        We provide a group life insurance benefit to employees of 166% of base annual salary to a maximum benefit of $300,000 (which is doubled in the event of accidental death and is reduced by one-third upon the employee's attainment of each of age 70 and age 75). We also provide long-term disability coverage to employees for up to 60% of monthly salary (assuming continued disability) with a limit of $4,000 per month. Employees have the option to purchase additional long-term disability coverage for up to 60% of monthly salary or $11,000 per month, with a $15,000 total monthly benefit limit. Long-term disability benefits are paid as follows:

Age when period of disability starts	Disability benefit payment period
Before age 60 Ages 60 through 64 Ages 65 through 67 Ages 68 and over	Benefits paid until age 65 Benefits paid for 60 months Benefits paid until age 70 Benefits paid for 24 months

2011 Estimated Termination Payments and Benefits
Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
WESLEY R. CARD
Aggregate monthly cash payments	$ -	$ -	$10,500,000	(1)	$2,500,000	(2)	$ 2,500,000	(2)	$3,300,000	(3)	$3,300,000	(3)
Lump sum cash payment	-	-	1,887,566	(4)	11,200,000	(5)	-		1,887,566	(4)	1,887,566	(4)
Health and welfare benefits continuation	-	-	299,818	(6)	236,710	(7)	236,710	(7)	299,818	(6)	299,818	(6)
Lump sum cost of insurance and retirement benefits	-	-	-		29,772	(8)	-		-		-
Value of accelerated stock options	-	-	-		-		-		-		-
Value of accelerated restricted stock (9)	-	-	10,123,653	(10)	10,123,653		10,123,653	(10)	10,123,653		10,123,653
Executive outplacement services (11)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$22,821,037		$24,100,135		$12,860,363		$15,611,037		$15,611,037
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through June 30, 2014 plus (ii) aggregate monthly cash payments totaling $500,000 per year through December 31, 2016.
(2)	Represents aggregate monthly payments totaling $500,000 per year through December 31, 2016.
(3)	Represents (i) six months of salary plus (ii) aggregate monthly payments totaling $500,000 per year through December 31, 2016.
(4)	Represents actual bonus earned for 2011.
(5)	Represents target bonus (last annual salary) plus three times 200% of annual salary.
(6)	Represents the present value at December 31, 2011 of health and dental insurance for Mr. Card and his wife for life, assuming a life expectancy of 82 and 85 years, respectively, a discount rate of 4.56%, an annual cost to us of $12,079 and a growth rate of 10% per year for premiums. Also includes the present value of (x) life insurance for Mr. Card under our group policies through June 30, 2014, assuming a discount rate of 4.56%, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $10,000 annually through June 30, 2014, and (z) approximately $33,337 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 for a 60-month period.
(7)	Represents the present value at December 31, 2011 of health and dental insurance for Mr. Card and his wife from December 31, 2011 for life, assuming a life expectancy of 82 and 85 years, respectively, a discount rate of 4.56%, an annual cost to us of $12,079 and a growth rate of 10% per year for premiums.
(8)	Represents the present value at December 31, 2011 of our cost of continued life insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Card during the period from December 31, 2011 through June 30, 2014.
(9)	Represents the value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).
(10)	Assumes that with respect to any performance-based restricted stock that was granted on or after January 1, 2010, performance goals for the applicable period will be fully satisfied.
(11)	Assumes that we reimburse Mr. Card for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
JOHN T. McCLAIN
Aggregate monthly cash payments	$ -	$ -	1,706,250	(1)	$ -		$ -		$325,000	(2)	$325,000	(2)
Lump sum cash payment	-	-	487,500	(3)	4,387,500	(4)	-		487,500	(3)	487,500	(3)
Health and welfare benefits continuation	-	-	65,114	(5)	-		-		-		-
Lump sum cost of insurance and retirement benefits	-	-	-		51,733	(6)	-		-		-
Value of accelerated stock options	-	-	-		-		-		-		-
Value of accelerated restricted stock (7)	-	-	2,083,551	(8)	2,083,551		2,083,551	(8)	2,083,551		2,083,551
Executive outplacement services (9)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$4,352,415		$6,532,784		$2,083,551		$2,896,051		$2,896,051
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (75% of last annual salary)) through June 30, 2013.
(2)	Represents six months of salary.
(3)	Represents target bonus (75% of last annual salary).
(4)	Represents target bonus (75% of last annual salary) plus three times 200% of annual salary.
(5)	Includes the present value of (x) life and health insurance for Mr. McClain under our group policies through June 30, 2013, assuming a discount rate of 4.56% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $10,000 annually through June 30, 2013, and (z) approximately $13,381 to provide equivalent long-term disability coverage through age 65.
(6)	Represents the present value of our cost of continued life and health insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. McClain during the period from December 31, 2011 through June 30, 2013.
(7)	Represents the value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).
(8)	Assumes that with respect to any performance-based restricted stock, performance goals for the applicable period will be fully satisfied.
(9)	Assumes that we reimburse Mr. McClain for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
RICHARD DICKSON
Aggregate monthly cash payments	$ -	$ -	$4,400,000	(1)	$ -		$ -		$550,000	(2)	$550,000	(2)
Lump sum cash payment	-	-	1,167,931	(3)	7,700,000	(4)	-		1,100,000	(5)	1,100,000	(5)
Health and welfare benefits continuation	-	-	62,914	(6)	-		-		-		-
Lump sum cost of insurance and retirement benefits	-	-	-		43,111	(7)	-		-		-
Value of accelerated stock options	-	-	-		-		-		-		-
Value of accelerated restricted stock (8)	-	-	4,603,081	(9)	4,603,081		4,603,081	(9)	4,603,081		4,603,081
Executive outplacement services (10)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$10,243,926		$12,356,192		$4,603,081		$6,253,081		$6,253,081
(1)	Represents aggregate payments of monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through December 31, 2013.
(2)	Represents six months of salary.
(3)	Represents actual bonus earned for 2011.
(4)	Represents target bonus (last annual salary) plus three times 200% of annual salary.
(5)	Represents target bonus (last annual salary).
(6)	Includes the present value of (x) life and health insurance for Mr. Dickson under our group policies through December 31, 2013, assuming a discount rate of 4.56% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $10,000 annually through December 31, 2013, and (z) approximately $240 to provide equivalent long-term disability coverage through age 65.
(7)	Represents the present value of our cost of continued life and health insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Dickson during the period from December 31, 2011 through December 31, 2013.
(8)	Represents the value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).
(9)	Assumes that with respect to any performance-based restricted stock, performance goals for the applicable period will be fully satisfied.
(10)	Assumes that we reimburse Mr. Dickson for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
IRA M. DANSKY
Aggregate monthly cash payments	$ -	$ -	$4,062,500	(1)	$1,000,000	(2)	$1,000,000	(2)	$1,350,000	(3)	$1,350,000	(3)
Lump sum cash payment	-	-	396,330	(4)	4,725,000	(5)	-		396,330	(4)	396,330	(4)
Health and welfare benefits continuation	-	-	278,564	(6)	212,339	(7)	212,339	(7)	278,564	(6)	278,564	(6)
Lump sum cost of insurance and retirement benefits	-	-	-		29,772	(8)	-		-		-
Value of accelerated stock options	-	-	-		-		-		-		-
Value of accelerated restricted stock (9)	-	-	1,828,336	(10)	1,828,336		1,828,336	(10)	1,828,336		1,828,336
Executive outplacement services (11)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$6,575,730		$7,805,447		$3,040,675		$3,853,230		$3,853,230
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (75% of last annual salary)) through June 30, 2014 plus (ii) aggregate monthly cash payments totaling $200,000 per year through December 31, 2016.
(2)	Represents aggregate monthly cash payments totaling $200,000 per year through December 31, 2016.
(3)	Represents (i) six months of salary plus (ii) aggregate annual cash payments totaling $200,000 per year through December 31, 2016.
(4)	Represents actual bonus earned for 2011.
(5)	Represents target bonus (75% of last annual salary) plus three times 200% of annual salary.
(6)	Represents the present value at December 31, 2011 of health and dental insurance for Mr. Dansky and his wife for life, assuming a life expectancy of 82 and 85 years, respectively, a discount rate of 4.56%, an annual cost to us of $12,079 and a growth rate of 10% per year for premiums. Also includes the present value of (x) life insurance for Mr. Dansky under our group policies through June 30, 2014, assuming a discount rate of 4.56%, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $10,000 annually through June 30, 2014 and (z) approximately $36,453 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 to age 70.
(7)	Represents the present value at December 31, 2011 of health and dental insurance for Mr. Dansky and his wife from December 31, 2011 for life, assuming a life expectancy of 82 and 85 years, respectively, a discount rate of 4.56%, an annual cost to us of $12,079 and a growth rate of 10% per year for premiums.
(8)	Represents the present value of our cost of continued life insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Dansky during the period from December 31, 2011 through June 30, 2014.
(9)	Represents the value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).
(10)	Assumes that with respect to any performance-based restricted stock that was granted on or after January 1, 2010, performance goals for the applicable period will be fully satisfied.
(11)	Assumes that we reimburse Mr. Dansky for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement	Termination due to Disability		Termination due to Death
CHRISTOPHER R. CADE
Aggregate monthly cash payments	$ -	$ -	$660,000	(1)	$ -		$ -	$165,000	(2)	$165,000	(2)
Lump sum cash payment	-	-	-		825,000	(3)	-	165,000	(4)	165,000	(4)
Health and welfare benefits continuation	-	-	42,252	(5)	-		-	-		-
Lump sum cost of insurance and retirement benefits	-	-	-		-		-	-		-
Value of accelerated stock options	-	-	-		-		-	-		-
Value of accelerated restricted stock	-	-	182,657	(6)	365,315	(7)	-	365,315	(7)	365,315	(7)
Executive outplacement services	-	-	-		-		-	-		-
TOTAL:	$ -	$ -	$884,909		$1,190,315		$ -	$695,315		$695,315
(1)	Represents aggregate payments of monthly salary through December 31, 2013.
(2)	Represents six months of salary.
(3)	Represents 250% of annual salary.
(4)	Represents target bonus (50% of last annual salary).
(5)	Represents the present value of our cost of continued life and health insurance for Mr. Cade during the period from December 31, 2011 through December 31, 2013.
(6)	Represents the value of one-half of outstanding unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).
(7)	Represents the value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2011 ($10.55).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC and the New York Stock Exchange, and to furnish us with copies of, reports of ownership and changes in ownership of our common stock. Based on a review of our records and written representations of our directors and executive officers, all Section 16(a) reports for 2011 were filed on a timely basis, with the exception of the inadvertent late filing of one Form 4 Report with respect to Ann Marie Wilkins, concerning her purchase of shares of our common stock on August 31, 2011.

Item 2. Proposal to Ratify the Selection of Independent Registered Public Accountants

        BDO USA, LLP served as our independent registered public accountants during 2011 and has been selected, subject to ratification by our stockholders at the annual meeting, to serve as our independent registered public accountants for 2012. BDO USA, LLP (or its predecessor firms) has audited our financial statements since 1975. A representative of BDO USA, LLP will be present at the annual meeting, with an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        If the selection of BDO USA, LLP is not ratified, or if before the next annual meeting of our stockholders it declines to act or otherwise becomes incapable of acting, or if its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint other independent registered public accountants whose engagement for any period after the next annual meeting will be subject to stockholder approval at that meeting.

Item 3.  Advisory Vote on Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") enacted in 2010 and Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act") require that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In May 2011, following our 2011 Annual Meeting of Stockholders, in light of the outcome of the stockholder vote on the frequency of future votes on executive compensation, the Board of Directors adopted a resolution providing that an advisory vote on executive compensation will be held annually until the next required vote on the frequency of such votes (which, under current SEC regulations, will be held in 2017).

        As described in detail in the Compensation Discussion and Analysis ("CD&A") beginning on page 18 of this proxy statement, the Compensation Committee of our Board establishes the compensation of our named executive officers and oversees the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. Our compensation program is designed to deliver a substantial portion of the total compensation of our named executive officers in the form of performance-contingent cash and equity awards to achieve our objective of holding executives accountable and offering rewards for successful business results and producing value for our stockholders over the long term.

        As more fully described in the CD&A:

  For 2011, more than 60% of the total direct compensation (i.e., salary, annual cash incentives and equity grants) was composed of performance-based compensation.
  Annual cash incentives are earned based on performance against corporate financial metrics, which, for 2011, were operating income and operating cash flow. For certain named executive officers, a portion of potential cash incentives earned also depends upon performance against individual qualitative goals.
  Our corporate performance with respect to operating cash flow was well above the budgeted target, and our corporate performance with respect to operating income was below the budgeted target but above the threshold goal, which resulted in the payment of annual cash incentive awards to our named executive officers ranging from 111% to 118% of target in 2011.
  In 2012, after consideration of our stockholders' 2011 advisory vote on executive compensation, the Committee made certain modifications to the annual incentive program, including increasing the threshold financial performance goal for operating income to be achieved for payment of the incentive cash award to 75% of budget, from 70%, and introducing earnings per share ("EPS") as a third corporate financial performance metric.
  Our primary equity program consists of performance-contingent restricted stock. Vesting of 50% depends on achievement of three-year operating cash flow goals. The remaining 50% is contingent on our three-year total shareholder return performance compared to a peer group of apparel, footwear and retail companies.

  50% of the shares granted in 2009 were earned for cumulative operating cash flow performance for 2009 through 2011, but since our cumulative total shareholder return performance for that period was lower than many of our peer companies, 50% of the performance-contingent shares were forfeited.

        We urge stockholders to read the CD&A, the Summary Compensation Table and our related compensation tables and narratives for more detailed information on the compensation of our named executive officers.

        Accordingly, we ask our stockholders to vote on the following resolution at the 2012 Annual Meeting:

        RESOLVED, that our stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

        The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Because your vote is advisory, it is not binding on us, our Board of Directors or the Compensation Committee of the Board. However, the Compensation Committee will take into account the outcome of the vote and will evaluate whether any actions are necessary to address our stockholders' concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ADVISORY RESOLUTION SET FORTH ABOVE.

Item 4.  Proposal to Reapprove the Material Terms for Performance-Based Awards under the 2007 Executive Annual Cash Incentive Plan

        We are asking our stockholders to reapprove the material terms for performance-based awards under The Jones Group Inc. 2007 Executive Annual Cash Incentive Plan (the "2007 Plan"), including the class of persons eligible to receive awards under the 2007 Plan, the performance factors on which awards can be based, and the maximum dollar amount of awards payable to a participant under the 2007 Plan in any fiscal year (a "performance period"). This reapproval is being sought to enable the entire amount of "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), that is paid to our chief executive officer and our next three most highly compensated executive officers (excluding our chief financial officer) to be exempt from the $1 million annual limitation that would otherwise apply to the Federal income tax deduction for compensation paid to each such officer.

        In 2007, the Board of Directors adopted, and our stockholders approved, the 2007 Plan, which provides cash incentive award opportunities for our executive officers and our other key employees based on the achievement of performance goals. We are not amending or altering the 2007 Plan in any way. However, Section 162(m) of the Code requires stockholder reapproval of the material terms for performance-based awards every five years. Accordingly, because five years have elapsed since the 2007 Plan was initially approved, we are now seeking the required reapproval.

        As discussed under "Compensation Discussion and Analysis" in this proxy statement, the 2007 Plan is an important component of our performance-based compensation program. The Board of Directors believes that re-approval of the material terms for performance-based awards under the Plan is advisable to achieve our objectives of (1) providing an incentive to employees who enable us to achieve our strategic and financial goals and (2) qualifying amounts paid under the Incentive Plan for a Federal income tax deduction.

        If our stockholders do not reapprove the material terms for performance-based awards under the 2007 Plan, the Compensation Committee of the Board of Directors will evaluate whether any actions should be taken with respect to the terms of the 2007 Plan or awards under the 2007 Plan to executive officers covered by Section 162(m).

Material Features of the Incentive Plan

        The following summary describes the material features of the Incentive Plan, including the material terms for performance-based awards under the Incentive Plan. You should refer to Annex B for a complete copy of the Incentive Plan.

Administration. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of at least two persons, each of whom is to be an "outside director" within the meaning of Section 162(m) of the Code. See "Corporate Governance - Board Structure and Committee Composition" in this proxy statement. The Compensation Committee has the authority, subject to the terms of the Incentive Plan, to:

  determine which persons participate in the Incentive Plan, determine the terms, conditions, restrictions and performance criteria for any award under the Incentive Plan, determine whether, to what extent and under what circumstances an award under the Incentive Plan may be settled, canceled, forfeited or surrendered, make adjustments in the performance factors for unusual or non-recurring events or changes in applicable laws, regulations or accounting principles as required by the terms of the Incentive Plan, interpret and administer the Incentive Plan or any award under the Incentive Plan, prescribe, amend and rescind rules and regulations relating to the Incentive Plan and make all other determinations necessary or advisable for the administration of the Incentive Plan.

Amendment or Termination. The Board of Directors or the Compensation Committee may amend, suspend or discontinue the Incentive Plan at any time, except that:

  no amendment requiring stockholder approval in order for the Incentive Plan to continue to comply with Section 162(m) of the Code shall be effective unless the required stockholders have approved the amendment, and no amendment shall adversely affect a participant's rights under an Incentive Plan award if the amendment is adopted during or after the performance period to which the award relates.

Eligibility. Awards for a particular performance period may be granted to executive officers of our company and our subsidiaries who have been deemed "covered employees," as defined in the Incentive Plan, and our other key employees, each as approved by the Compensation Committee in its sole discretion to be participants in the Incentive Plan.

Performance Factors. The performance factors applicable to each award under the Incentive Plan are determined by the Compensation Committee and communicated to each participant by the end of the first quarter of each performance period. Each of our fiscal years is a performance period.
In addition, the Compensation Committee may specify:

  a level of performance below which no payment shall be made, levels of performance at which specified percentages of the award shall be paid and/or a maximum level of performance above which no additional award will be paid.

        Unless the Compensation Committee provides otherwise in connection with specified terminations of employment, payments of awards are to be made only if and to the extent the performance factors with respect to a performance period are satisfied. The performance factors may be used to measure the performance of our company as a whole or any business unit, product line, territory, customer or other category, or any combination thereof. They may be measured against goals established by the Compensation Committee or relative to the performance of a peer group or index.

        Performance factors may include any or all of the following:

  revenue,
  net sales,
  operating income,
  earnings before all or any of interest, taxes, depreciation and/or amortization, cash flow,
  working capital and its components,
  return on equity,
  return on assets,
  return on investment,
  stock price,
  total stockholder return,
  market share,
  earnings per share,
  earnings from continuing operations,
  levels of expense, cost or liability by category, operating unit or any other delineation or any increase or decrease of one or more of these performance factors over a specified period.

        The Compensation Committee has sole discretion to determine whether, and to what extent, performance factors are achieved. In making that determination, the Compensation Committee makes adjustments to eliminate or offset the effect of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting us or our financial statements. Those items may include any or all of the following:

  charges for restructuring or severance costs,
  termination or loss of a license or lease or other contract terminations, write-downs or impairments of assets,
  the gain or loss from the sale or discontinuance of a business segment, unit or brand, the impact of acquisitions,
  the sale of investment securities outside the ordinary course, gains or losses from litigation or claims, natural disasters or terrorism, stock-based compensation costs to the extent not included in the budget and the effect of changes in laws, regulations or accounting principles.

        In addition to the objective performance factors listed above, performance factors may include qualitative individual performance objectives for a performance period. To the extent that individual performance objectives have been included in an award and achieved, payment of that component of the award has required achievement of specified objective financial performance factors.

Maximum Awards. For each performance period, no individual "covered employee" shall receive an award greater than $3 million.

Payment of Awards. Following the end of each performance period, the Compensation Committee determines the award made to covered employees based on a review of actual results and the performance factors. Awards are to be made within a reasonable period after the end of a performance period, after certification by the Compensation Committee of awards. The Compensation Committee may, in its absolute discretion, reduce or eliminate (but may not increase) the award for any performance period to any participant. Unless the Compensation Committee provides otherwise, if a participant's employment terminates for any reason prior to the end of a performance period, no award is payable to the participant for that performance period.

Tax Aspects. All amounts paid under the Incentive Plan are taxable income to the participant when paid. We will be entitled to a Federal income tax deduction for all amounts paid under the Incentive Plan if our stockholders reapprove the material terms for performance-based awards under the Incentive Plan and we continue to meet the other requirements of Section 162(m) of the Code.

Plan Benefits. The amounts that may be payable to participants in the Incentive Plan under awards for 2012 or for any subsequent performance period cannot currently be determined, because they are subject to the attainment of performance factors determined by the Compensation Committee for such performance periods and are subject to adjustment by the Compensation Committee under certain circumstances, as described above. The benefits paid to our named executive officers under the Incentive Plan for the most recent three years are disclosed under the column "Non-Equity Incentive Plan Compensation" in the 2011 Summary Compensation Table on page 30.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL
OF THE MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS
UNDER THE 2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN.

Fees Paid to Independent Registered Public Accountants

        In connection with the audit of Jones' 2011 financial statements, we entered into an engagement agreement with BDO USA, LLP, which set forth the terms by which BDO USA, LLP has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        The aggregate fees billed by BDO USA, LLP for professional services for 2011 and 2010 were as follows:

	2011	2010
Audit fees (1)	$2,618,626	$2,305,593
Audit-related fees (2)	776,816	534,970
Tax fees (3)	325,951	128,297
Total	$3,721,393	$2,968,860
(1)	Includes audit of financial statements, audit of internal controls, SAS 100 reviews, consultations and statutory audits.
(2)	Includes audits of employee benefit plans and due diligence and reviews related to acquisition and disposition activities.
(3)	Includes foreign tax compliance work, transfer pricing studies, consultations and preparation of expatriate tax returns.

        The Audit Committee's charter provides that the Audit Committee will review, and approve in advance, in its sole discretion, all auditing services, internal control related services and permitted non-audit services, including fees and terms, to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee its authority to pre-approve audit and permitted non-audit services, including internal control related services, provided that any such subcommittee pre-approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. In 2011, all of the services and fees were pre-approved by the Audit Committee.

        The Audit Committee's charter also provides that the Audit Committee will consider whether the independent registered public accountants' provision of permitted non-audit services is compatible with maintaining the registered public accountants' independence. The Audit Committee considered whether the provision of non-audit services by BDO USA, LLP is compatible with maintaining BDO USA, LLP's independence with respect to Jones and determined that to be the case.

Submission of Stockholder Proposals and Nominations

        Any stockholder proposal intended for inclusion in the proxy material for the 2013 annual meeting must be received by us at the address on the first page of this proxy statement, Attention: Secretary, no later than December 14, 2012 and must otherwise comply with SEC rules.

        Our by-laws establish an advance written notice procedure for stockholders seeking to nominate a candidate for director or to bring business before a meeting of stockholders. The by-laws provide that only persons who are nominated by the Board of Directors, by a committee of the Board of Directors, or by a stockholder of record on the record date of the meeting at which directors are to be elected and also on the date of that meeting who is entitled to vote at that meeting and who has given timely written notice to the Secretary of Jones prior to that meeting, will be eligible for election as directors of Jones. The by-laws also provide that, except as permitted by the presiding officer in such officer's sole discretion (unless a majority of the Board of Directors object), at any meeting of stockholders only such business may be conducted as has been specified in the notice of meeting or brought before the meeting at the direction of the Board of Directors, by the presiding officer of the meeting (unless a majority of the Board of Directors object) or, in the case of an annual meeting of stockholders, by a stockholder of record on the record date of the meeting who continues to be entitled to vote at the meeting and who has given advance written notice as specified in the by-laws to the Secretary of Jones of the stockholder's intention to bring such business before the meeting.

        Under the by-laws, to be timely, the written notice must be received by us at our principal executive offices, addressed to the attention of the Secretary, in the case of an annual meeting that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 45 days or more than 90 days before that anniversary date; in the case of an annual meeting that is called for a date that is not within 30 days before or after such anniversary date or, with respect to nominations, in the case of a special meeting of stockholders called for the purpose of electing directors, we must receive the notice not later than the close of business on the fifth day after the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. A stockholder proposal submitted by the deadline specified above for inclusion in our proxy material for the next annual meeting of stockholders and which otherwise complies with SEC rules is deemed timely under the by-laws. The stockholder's notice must also contain certain information specified in the by-laws. A copy of the applicable by-law provisions is available upon written request to: The Jones Group Inc., 1411 Broadway, 36th Floor, New York, New York 10018; Attn: Ira M. Dansky.

        The presiding officer at the 2012 annual meeting will determine whether any stockholder proposal or nomination was properly brought; if such proposal or nomination was not properly brought, then the presiding officer will not allow a vote on the proposal or nomination. Proxyholders in the proxy accompanying this proxy statement will be allowed to use their discretionary voting authority to vote on any such proposal submitted after the deadline described above.

Other Matters

        The Board of Directors is not aware of any business constituting a proper subject for action by the stockholders to be presented at the meeting, other than those set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

How to Attend the Annual Meeting

        The meeting will be held on May 17, 2012 at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York, which is located between 49th and 50th Streets on Eighth Avenue.

        OUR 2011 ANNUAL REPORT ON FORM 10-K TO THE SEC, WITHOUT EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: THE JONES GROUP INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018; ATTN: JOHN T. McCLAIN.

        In addition to soliciting proxies by mail, we may make requests for proxies by telephone, electronic communication or messenger or by personal solicitation by our officers, directors, or employees, or by any one or more of these means. We will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of our shares. We will pay all expenses in connection with such solicitations.

        D.F. King & Co., Inc. will assist in the solicitation of proxies. We will pay D.F. King a fee of approximately $12,500, plus reimbursement of certain out-of-pocket expenses, and will indemnify D.F. King against any losses arising out of D.F. King's proxy soliciting services on behalf of us.

By Order of the Board of Directors Wesley R. Card Chief Executive Officer

Dated: April 13, 2012

ANNEX A

THE JONES GROUP INC.
DIRECTOR INDEPENDENCE STANDARDS
AS ADOPTED BY THE BOARD OF DIRECTORS

(As Amended on March 24, 2011, Effective January 1, 2011)

A director shall qualify as independent for the purposes of service on the Board of the Company and its committees if the Board has affirmatively determined that the Director has no material relationship with the Company, either directly or as an officer, partner, or substantial shareholder of an organization that has a relationship with the Company. A Director shall be deemed to have no material relationship with the Company and will qualify as independent provided that (a) the Director meets the standards set forth below and (b) if there exists any relationship or transaction of a type not specifically mentioned in the standards set forth below, the Board, taking into account all relevant facts and circumstances, determines that such other relationship or transaction would not impair the independence of such Director.

1.	Employment with the Company. The Director is not, and has not within the past three years been, an officer or employee of the Company, and no member of his or her Immediate Family (as defined below) is, or within the past three years has been, an executive officer of the Company.

2.	Direct Compensation from the Company of Less than $120,000. Neither the Director nor any of his or her Immediate Family has received more than $120,000 during any 12 month period within the past three years in direct compensation from the Company. In calculating compensation, the following will be excluded: (a) Director and committee fees and expenses and pension or other forms of deferred compensation for prior service to the Company (provided such deferred compensation is not contingent in any way on continued service); (b) compensation paid to a Director for former service as an interim Chairman or interim Chief Executive Officer of the Company; and (c) compensation paid to an Immediate Family member for service as an employee (other than as an executive officer).

3.	No Material Business Dealings. The Director is not a current employee of, and no Immediate Family member of the Director is a current executive officer of, another company (including parent and subsidiary companies within such other company's consolidated group) that has made payments to or has received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues (as reported for the most recently completed fiscal year of such other company).

4.	No Affiliation with the Company's Auditor. (A) The Director is not a current partner, and no Immediate Family member of the Director is a current partner, of a firm that is the Company's internal or external auditor; (B) the Director is not a current employee of such a firm; (C) the Director has no immediate family member who is a current employee of such a firm and who personally works on the Company's audit; and (D) neither the Director nor an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

5.	No Interlocking Directorates. The Director is not nor has the Director been employed, and no Immediate Family member of the Director is or has been employed, within the past three years as an executive officer of another company where either the Company's Chief Executive Officer,

Chief Financial Officer or other executive officer at the same time serves or served on such other company's compensation committee.
6.	No Material Charitable Contributions. The Director has not been an executive officer of an entity to which the Company has made, within the past three years, charitable contributions in any one year exceeding the greater of (i) $1 million or (ii) 2% of the charitable entity's annual consolidated gross revenues.

For purposes of these standards:

A.	References to the "Company" include The Jones Group Inc. and its subsidiaries.
B.	The "Immediate Family" of an individual includes the individual's spouse, parents, children, siblings, mothers- and fathers-in-law, daughters- and sons-in-law, sisters- and brothers-in-law and anyone who shares the individual's home (excluding unrelated domestic employees of the individual). The Board need not consider the otherwise-disqualifying activities of an individual who dies, becomes incapacitated or otherwise (including as a result of legal separation or divorce) ceases to be an Immediate Family member prior to the time of the Board's determination for the purposes of these Independence Standards.

ANNEX B

THE JONES GROUP INC. 2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN

1. Purpose.

        The purpose of the Jones Group Inc. 2007 Executive Annual Cash Incentive Plan is to provide an incentive to executive officers who contribute to the success of the business, by rewarding superior financial performance that supports shareholder value.

2. Definitions.

        The following terms shall have the following meanings:

a.	"Award" shall mean an annual incentive compensation award, granted under the Plan, which is contingent upon the attainment of Performance Factors with respect to a Performance Period.
b.	"Board" shall mean the Board of Directors of the Company.
c.	"Code" shall mean the Internal Revenue Code of 1986, as amended.
d.	"Committee" shall mean the Committee of the Board appointed to administer the Plan in accordance with Section 3.
e.	"Company" shall mean, collectively, The Jones Group Inc. and its subsidiaries.
f.	"Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.
g.	"Participant" shall mean, subject to the approval of the Committee, the executive officers of the Company who are deemed to be likely to be Covered Employees and other key employees of the Company who are designated by the Committee to participate in the Plan.
h.	"Performance Factors" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Factors may include any or all of the following:
  revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT", "EBITA" or "EBITDA"); cash flow; working capital and components thereof; return on equity; return on assets; return on investment; stock price; total shareholder return; market share; earnings per share; earnings from continuing operations; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period.

Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, customer(s), or other category or any combination thereof. Such Performance Factors may be measured against goals established by the Committee, against the performance of peer organizations or against any external index. Subject to Section 5(c) hereof, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided, however, that the Committee shall make appropriate adjustments in Performance Factors under an Award to eliminate or offset the effect of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company, including, but not limited to, charges for restructuring, severance, termination or loss of license, lease and other contract terminations, write downs or impairments of assets, the sale or discontinuance of a business segment, unit or brand, the impact of acquisitions, the sale of investment securities outside the ordinary course, gains or losses from litigation or claims, natural disasters and terrorism, stock based compensation costs to the extent not included in the budget, or the effect of changes in laws, regulations or accounting principles.

i.	"Performance Period" shall mean the Company's fiscal year.
j.	"Plan" shall mean The Jones Group Inc. 2007 Executive Annual Cash Incentive Plan.

3. Administration.

a.	The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Plan, the Committee shall have the authority to:
  determine the persons designated as Participants in the Plan;
  determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award;
  determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered;
  make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles;
  construe and interpret the Plan and any Award;
  prescribe, amend and rescind rules and regulations relating to the Plan; and
  make all other determinations deemed necessary or advisable for the administration of the Plan.

b.	The Committee shall consist of two or more persons, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).
c.	No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted under the Plan.

4. Eligibility.

        At the beginning of each Performance Period, the Committee will review the individuals and, in its sole discretion, approve the individuals who will be Participants in the Plan for the Performance Period.

5. Terms of Awards.

        Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve, and the terms and conditions of such Awards shall be set forth therein.

a.	In General. The Committee shall, no later than the end of the first quarter of each Performance Period, determine the Performance Factors that relate to such period and the Awards to be paid with respect to performance relative to such Performance Factors. Performance Factors may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid, as well as a maximum level of performance above which no additional award will be paid. Unless otherwise provided by the Committee in connection with specified terminations of employment described in Section 6(g), payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.
b.	Maximum Awards to Covered Employees. Notwithstanding anything to the contrary contained in this Section 5, for each Performance Period, the maximum Award to any individual Covered Employee shall not exceed $3,000,000.
c.	Negative Discretion. In making Awards under the Plan, the Committee, in its sole discretion, may reduce or eliminate the amount of an Award under the Plan payable to a Participant based on its assessment of business results compared to specified Performance Factors or any other factors.
d.	Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under the Plan shall be made in cash, within a reasonable period after the end of the Performance Period, but after the attainment of Performance Factors has been certified by the Committee.

6. General Provisions.

a.	Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
b.	Nontransferability. Awards shall not be transferable by a Participant except upon the Participant's death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.
c.	No Right To Continued Employment. Nothing in the Plan or in any Award granted under the Plan shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan. Participation in the Plan shall not interfere with or limit in any way the right of the Company to terminate a Participant's employment.
d.	Withholding Taxes. The Company shall have the right to withhold the amount of any taxes due with respect to payment of any Award under the Plan.

e.	Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award during or following the end of the Performance Period to which such Award relates.
f.	Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.
g.	Termination of Employment. Unless otherwise provided by the Committee, if a Participant's employment terminates for any reason prior to the end of a Performance Period, no Award shall be payable to such Participant for that Performance Period. A Participant who is terminated for gross misconduct after the end of the Performance Period shall forfeit participation in the Plan, and no Award shall be payable to such a Participant.
h.	Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.
i.	Governing Law. Administration of the Plan shall be governed by the laws of the State of New York.
j.	Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.
k.	Beneficiary. Each Participant shall designate a beneficiary or beneficiaries to receive payment of any Awards earned under this Plan in the case of death. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 6(b), the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.
l.	Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions of the Plan shall be construed in a manner to so comply.

THEJONESGROUP

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.1 Wesley R. Card	☐	☐	☐	**1.6** Robert L. Mettler	☐	☐	☐
1.2 Sidney Kimmel	☐	☐	☐	**1.7** Margaret H. Georgiadis	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.3 Matthew H. Kamens	☐	☐	☐	**1.8** John D. Demsey	☐	☐	☐
1.4 Gerald C. Crotty	☐	☐	☐	**1.9** Jeffrey D. Nuechterlein	☐	☐	☐
1.5 Lowell W. Robinson	☐	☐	☐	**1.10** Ann Marie C. Wilkins	☐	☐	☐

The Board of Directors recommends a vote FOR the following item:

2. Ratification of BDO USA, LLP as the independent registered public accountants for the corporation for the year 2012. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following item:

3. Approval of an advisory resolution on executive compensation. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following item:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE JONES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2012
9:30 A.M.
Law Offices of Cravath, Swaine & Moore
825 Eighth Avenue
The Paul D. Cravath Room - 48th Floor
New York, New York

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2011 Annual Report to Stockholders are available at: **www.jonesgroupinc.com**

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2012.

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of The Jones Group Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 17, 2012 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner specified on the reverse side by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" all listed nominees for director and Items 2, 3 and 4.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.eproxy.com/jny
Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 16, 2012.

PHONE
1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 16, 2012.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com .

THE JONES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2012.

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of The Jones Group Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 17, 2012 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side. The Annual Meeting of stockholders will be held on May 17, 2012 at 9:30 AM, at the Law Offices of Cravath, Swaine & Moore, 825 Eighth Avenue, The Paul D. Cravath Room, 48th Floor, New York, NY.

This Proxy, when properly executed, will be voted in the manner specified on the reverse side by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" all listed nominees for director and items 2, 3 and 4.

0000128591_2 R1.0.0.11699

Continued and to be signed on reverse side

THEJONESGROUP

THE JONES GROUP INC.
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a Wesley R. Card	☐	☐	☐
1b Sidney Kimmel	☐	☐	☐
1c Matthew H. Kamens	☐	☐	☐
1d Gerald C. Crotty	☐	☐	☐
1e Lowell W. Robinson	☐	☐	☐
1f Robert L. Mettler	☐	☐	☐
1g Margaret H. Georgiadis	☐	☐	☐
1h John D. Demsey	☐	☐	☐
1i Jeffrey D. Nuechterlein	☐	☐	☐
1j Ann Marie C. Wilkins	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of BDO USA, LLP as the independent registered public accountants for the corporation for the year 2012.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐
4. Reapproval of the material terms for performance-based awards under the 2007 Executive Annual Cash Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000128591_1 R1.0.0.11699

THEJONESGROUP

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.1 Wesley R. Card	☐	☐	☐	**1.6** Robert L. Mettler	☐	☐	☐
1.2 Sidney Kimmel	☐	☐	☐	**1.7** Margaret H. Georgiadis	☐	☐	☐

Please fold here – Do not separate

1.3 Matthew H. Kamens	☐	☐	☐	**1.8** John D. Demsey	☐	☐	☐
1.4 Gerald C. Crotty	☐	☐	☐	**1.9** Jeffrey D. Nuechterlein	☐	☐	☐
1.5 Lowell W. Robinson	☐	☐	☐	**1.10** Ann Marie C. Wilkins	☐	☐	☐

The Board of Directors recommends a vote FOR the following item:

2. Ratification of BDO USA, LLP as the independent registered public accountants for the corporation for the year 2012. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following item:

3. Approval of an advisory resolution on executive compensation. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following item:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

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